SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AMTRUST FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

AND

PROXY STATEMENT

MAY 23, 2014

59 Maiden Lane, 43rd Floor

New York, NY 10038

Phone: 212.220.7120

Fax: 212.220.7130

www.amtrustgroup.com

AMTRUST FINANCIAL SERVICES, INC.

59 Maiden Lane, 43rd Floor

New York, New York 10038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 23, 2014

April 1, 2014

Dear Shareholder:

You are cordially invited to attend the 2014 Annual Meeting of Shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “AmTrust Financial,” “the Company,” “our,” “us,” or “we”), which will be held on Friday, May 23, 2014, commencing at 10:00 a.m. (Eastern time), at 59 Maiden Lane, 43rd Floor, New York, New York 10038.

At the Annual Meeting, you will be asked to consider and act upon (1) the election of the seven directors named in the attached proxy statement, (2) the ratification of the appointment of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2014, (3) an advisory, non-binding resolution to approve the executive compensation program for our named executive officers, as described in the attached proxy statement, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. Each of the matters to be acted upon at the meeting is more fully described in the attached proxy statement.

Record holders of common stock at the close of business on March 27, 2014, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and at any adjournment or postponement thereof.

We are mailing a copy of our Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, together with this Notice of Annual Meeting of Shareholders, proxy statement and proxy card to shareholders on or about April 8, 2014. Additional copies may be obtained by writing to AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of AmTrust Financial, I would like to express our appreciation for your continued support.

Sincerely,

Stephen Ungar Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholders Meeting to Be Held on May 23, 2014:

The proxy statement and annual report to security holders are available at

https://www.proxydocs.com/AFSI.

AMTRUST FINANCIAL SERVICES, INC.

i

PROXY STATEMENT

General Information

This proxy statement is furnished to you and other shareholders of AmTrust Financial Services, Inc. (“AmTrust,” “the Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors to be used at our 2014 Annual Meeting of Shareholders, which will be held at 59 Maiden Lane, 43rd Floor, New York, New York 10038, on Friday, May 23, 2014, at 10:00 a.m. (Eastern time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual Meeting in person. This proxy statement, together with the accompanying proxy card, is first being mailed to shareholders on or about April 8, 2014.

All shares of common stock represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted “FOR” the slate of directors described herein, “FOR” the ratification of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2014 and “FOR” approval of the advisory, non-binding resolution to approve the executive compensation program for our named executive officers, as described in this proxy statement. In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of persons appointed as proxies and named in the proxy. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not constitute, in itself, revocation of a proxy.

We will pay all expenses in connection with this solicitation of proxies and such costs are those normally expended in connection with an annual proxy statement. Proxies will be solicited principally by mail, but directors, officers and certain employees authorized by us may personally solicit proxies by telephone, e-mail or facsimile or in person and will not be receiving any special compensation for taking such actions. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

The Board has fixed the close of business on March 27, 2014 as the record date for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. Each such shareholder is entitled to one vote per share. As of the record date, there were 75,320,865 shares of common stock outstanding.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the persons appointed as proxies will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. The information set forth below regarding the nominees is based on information furnished by them. In voting by proxy with regard to the ratification of our independent auditors or advisory approval of the executive compensation program for our named executive officers, shareholders may vote in favor of or against each proposal or may abstain from voting.

A majority of the outstanding common stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. The seven candidates receiving the greatest number of votes will be elected as our directors. The affirmative vote of the majority of shares cast at the Annual Meeting, represented in person or by proxy, is necessary to ratify the selection of BDO USA, LLP as our independent auditors for the fiscal year ending December 31, 2014 and to approve, on an advisory, non-binding basis, the executive compensation program for our named executive officers.

Shareholder abstentions and broker non-votes will be included in the number of shares of common stock present at the Annual Meeting for the purpose of determining the presence of a quorum but will be counted as unvoted for the purposes of determining the approval of any matter submitted to the shareholders for a vote. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter and the broker is barred by law or stock exchange regulations from exercising its discretionary voting authority in the particular matter. Brokers will have voting discretion for shares registered in their own name on Proposal 2 to ratify the appointment of our independent auditors, but not on Proposal 1, to elect directors, or Proposal 3, the advisory vote on executive compensation. An abstention or broker non-vote with respect to Proposals 1 and 2 has no effect on the voting outcome. An abstention or broker non-vote with respect to Proposal 3 will not be counted as a vote cast for or against such proposal and, therefore, will not affect the outcome of the vote.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors consists of seven members. All directors will be elected at the Annual Meeting, each to serve for a one-year term until the 2015 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Ms. Susan C. Fisch and Messrs. Donald T. DeCarlo, Abraham Gulkowitz, George Karfunkel, Michael Karfunkel, Jay J. Miller, and Barry D. Zyskind for re-election as directors at the Annual Meeting. Proxies cannot be voted for more than seven director nominees.

Each of the director nominees who is standing for re-election to the Board of Directors has consented to serve for a new term, if elected. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

Nominees for Election of Directors

Donald T. DeCarlo, 75, Director since 2006, is an attorney in private practice. Mr. DeCarlo served as the Chairman of the Board of Commissioners of the New York State Insurance Fund from 2011 until October 2012 and served as a Commissioner from 1997 through 2009. From 1996 to 2004, Mr. DeCarlo practiced in the New York offices of Lord, Bissell & Brook, LLP, a law firm, where he was managing partner prior to his departure. He is also a consultant to Fidelity National Indemnity Insurance Company (a Texas insurance company that services flood insurance for the Federal Emergency Management Agency (FEMA)), a director of Jackson National Life Insurance Co. of New York, Greater New York Mutual Insurance Company (an insurer that primarily underwrites large property coverages) and its subsidiaries, Greater New York Custom Insurance Company, Insurance Company of Greater New York and Strathmore Insurance Company, WRM America Holding Company, LLC, WRM America Indemnity Company Inc. and several of our subsidiaries. He is also a member of National General Holdings Corp.’s Board of Directors. From 1987 to 1997, Mr. DeCarlo held a number of positions with the Travelers Group’s insurance companies, including serving as Senior Vice President and General Counsel of all of the companies from 1994 to 1997. From 1973 to 1986, Mr. DeCarlo was vice president and general counsel of the National Council on Compensation Insurance, a national association that collects, tabulates and provides data used in formulating rates for workers compensation insurance. Mr. DeCarlo received a B.A. from Iona College and a J.D. from St. John’s University School of Law. Mr. DeCarlo has also written three books and numerous articles on workers’ compensation insurance.

Mr. DeCarlo has been selected to serve on the Board of Directors because he is a recognized expert in the workers’ compensation industry. He has extensive experience representing insurance industry clients in corporate, regulatory and commercial matters.

Susan C. Fisch, 69, Director since 2010, has over 30 years of experience in the insurance industry as a reinsurance broker specializing in workers’ compensation. From 2001 to 2009, Ms. Fisch was an executive at Willis Re, Inc., an insurance broker, where she created and directed the Workers’ Compensation Practice Group that was responsible for the creation of new products, placement of workers’ compensation programs, relationship coordination with reinsurers and new client prospecting. In addition, she provided guidance and strategic direction to Willis Re clients and prospects in all aspects of workers’ compensation. From 1992 through 2001, Ms. Fisch was a senior vice president and team leader specializing in workers’ compensation at Benfield Blanch. From 1987 through 1992, she was a reinsurance treaty broker focusing on workers’ compensation at Enan & Company. From 1978 through 1987, she was employed by Thomas A. Greene Company as a facultative broker and, ultimately, as head of the casualty facultative department in the company’s San Francisco office. She began her career with Towers Perrin, an actuarial company, in 1976. Ms. Fisch has been a frequent speaker at workers’ compensation seminars. Ms. Fisch holds a B.A. degree and a Master’s degree in Education from the University of Pittsburgh.

Ms. Fisch has been selected to serve on the Board of Directors because of her extensive knowledge of and contacts in the industry, with a specialization in workers’ compensation insurance.

Abraham Gulkowitz, 65, Director since 2006, is a co-founder and partner of Brookville Advisory, an investment fund specializing in credit analysis whose predecessor is Brookville Capital, which was started in 2002 and in late 2006 was sold to Morgan Stanley Alternative Assets. Mr. Gulkowitz worked for Brookville Capital from 2002 until Brookville Advisory was recreated independently in 2011. From 1978 to 2002, Mr. Gulkowitz served in various positions, including as a Senior Managing Director and a member of the partners’ management group, at Bankers Trust/Deutsche Bank, an investment bank. His responsibilities included the analysis of economic and business issues related to leveraged financing transactions as well as mergers and acquisitions, private equity and real estate investments. Mr. Gulkowitz joined Bankers Trust in 1978 from Chase Manhattan Bank where he was a financial market analyst. Prior to that, he was an economics research assistant to Alan Greenspan. Mr. Gulkowitz is also a member of the advisory board of Gryphon Investors Group, a San Francisco-based private equity firm specializing in middle market investment opportunities. Mr. Gulkowitz received his M.B.A. from New York University, where he also did post-graduate work in economics.

Mr. Gulkowitz has been selected to serve on the Board of Directors because of his diverse and extensive financial and management experience and because he qualifies as our Audit Committee financial expert.

George Karfunkel, 65, Director since 1998, is currently the Chairman of Sabr Group, a consulting company based in New York City. Mr. Karfunkel was a director, the former Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with his brother, Michael Karfunkel, and sold in 2008. Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with Michael Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel serves as vice chairman of The Upstate Bank, a nationally-chartered community bank, co-chairman of CheckAlt Payment Solutions, a provider of automated and electronic check transaction processing, a director of The Berkshire Bank, an independent bank based in New York, and a director of Eastman Kodak Company, a technology company focused on imaging for business.

Mr. Karfunkel has been selected to serve on the Board of Directors because he is a successful businessman with 40 years of experience in the ownership and management of and investment in the financial services industry, including insurance, banking and real estate. In addition, Mr. Karfunkel, together with Michael Karfunkel and Mr. Zyskind, are our founding shareholders, and, as a group along with Leah Karfunkel (Michael Karfunkel’s spouse), own and control the majority of our issued and outstanding common stock.

Michael Karfunkel, 71, Chairman of the Board of Directors since 1998, is a businessman with significant interests in the financial services industry, including insurance, banking and real estate. He is currently Chairman, President and Chief Executive Officer of National General Holdings Corp. (“NGHC”), an insurance holding company. He has held this position since NGHC was formed in 2009 (see “Certain Relationships and Related Transactions”). Mr. Karfunkel’s real estate holdings include major office buildings in New York, Chicago and several other cities, which he holds through entities he controls with his brother, George Karfunkel. The Karfunkels also are co-owners of Worldwide TechServices, LLC, a computer maintenance and services company. Mr. Karfunkel was a director, the former President and co-owner, with George Karfunkel, of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he founded in 1971 with George Karfunkel, and sold in 2008. Mr. Karfunkel is Mr. Zyskind’s father-in-law.

Mr. Karfunkel has been selected to serve on the Board of Directors because he has a 40 year record of developing and managing successful businesses, including the Company, Maiden Holdings, Ltd. and NGHC. His experience includes the management of large investment portfolios, mergers and acquisitions, and corporate finance, all of which are integral to our success. In addition, Mr. Karfunkel, together with George Karfunkel and Mr. Zyskind, are our founding shareholders, and, as a group along with his spouse, Leah Karfunkel, own and control the majority of our issued and outstanding common stock.

Jay J. Miller, 81, Director since 1998, has practiced law specializing in securities matters and corporate transactions for more than 40 years. Mr. Miller served as our Secretary (without compensation) from 1998 to

2005. Mr. Miller also serves as a director of several of our wholly-owned subsidiaries, and is Chairman of the Board of Gulf USA Corporation, a property and natural resource company. He is also a director of Integrated Business Systems, Inc., a real estate management technology company, Verisight, Inc., a privately-held provider of 401(k) and other retirement plan services, and its affiliated non-depository trust company, Verisight Trust Company. From March 2009 until February 2014, Mr. Miller was a director and member of the Audit Committee of One West Bank, a federally-chartered thrift institution. Mr. Miller received a B.A. from Syracuse University and a J.D. from Columbia University School of Law.

Mr. Miller has been selected to serve on the Board of Directors because he is a corporate and securities lawyer with extensive experience representing clients in many industries, including financial services, and has been involved in transactions nationally and internationally. He has served on our Board of Directors, as well as the boards of directors of our significant subsidiaries, since Michael Karfunkel and George Karfunkel acquired the Company in 1998, has valuable historical knowledge of our development, and is a respected advisor to management and the other members of the Board.

Barry D. Zyskind, 42, Director since 1998, has held senior management positions with the Company since 1998 and currently serves as our Chief Executive Officer and President. Mr. Zyskind also serves as an officer and director of many of our wholly-owned subsidiaries. Mr. Zyskind currently serves as non-executive chairman of the board of Maiden Holdings, Ltd., an insurance holding company (see “Certain Relationships and Related Transactions”) and is a member of National General Holdings Corp.’s board of directors. Prior to joining us, Mr. Zyskind was an investment banker at Janney Montgomery Scott, LLC in New York. Mr. Zyskind received an M.B.A. from New York University’s Stern School of Business. Mr. Zyskind is Michael Karfunkel’s son-in-law.

Mr. Zyskind has been selected to serve on the Board of Directors because of his position as our Chief Executive Officer, his role in our profitable growth both before and after we became a public company, his knowledge of the industry and his experience in corporate finance. In addition, Mr. Zyskind, together with Michael Karfunkel and George Karfunkel, are our founding shareholders and, as a group with Leah Karfunkel, own and control a majority of our issued and outstanding common stock.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board of Directors

Our Certificate of Incorporation provides that our Board shall consist of not less than five directors and not more than thirteen directors, with the exact number to be set by the Board from time to time. Currently, our Board of Directors consists of seven members. Directors elected at the Annual Meeting will each serve for a one-year term until the 2015 Annual Meeting of Shareholders and until the election or appointment and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Our Board of Directors met on eight occasions during 2013. Each of our directors attended 75% or more of the aggregate total of the Board meetings and Board committee meetings on which such director served. We encourage and expect all of the directors to attend each annual meeting of shareholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of the Board on the day of the annual meeting of shareholders. All of our directors were present at the 2013 annual meeting of our shareholders.

Independence of Directors

Our Board of Directors has determined that four of our seven directors, Donald DeCarlo, Susan Fisch, Abraham Gulkowitz and Jay Miller, are independent directors under the NASDAQ Marketplace Rules. The remaining three directors, Barry Zyskind, George Karfunkel and Michael Karfunkel, do not qualify as independent directors.

We are a “controlled company” as defined in Rule 5615(c)(1) of NASDAQ’s listing standards because George Karfunkel, Michael Karfunkel, Leah Karfunkel and Barry Zyskind, directly or indirectly, collectively beneficially own or control approximately 59% of our voting power (see “Security Ownership of Certain Beneficial Owners”). Therefore, we are exempt from the requirements of NASDAQ Marketplace Rule 5605 with respect to having:

•	a majority of the members of our Board of Directors be independent;
•	our Compensation and Nominating and Corporate Governance Committees comprised solely of independent directors;
•	the compensation of our executive officers determined by a majority of our independent directors or a Compensation Committee comprised solely of independent directors; and
•

director nominees being selected or recommended for selection by our Board of Directors, either by a majority of our independent directors or by a nominating committee comprised solely of independent directors.

Michael Karfunkel, who is not an independent director, is a member of our Compensation and Nominating and Corporate Governance Committees.

Executive Sessions

As required under NASDAQ’s Marketplace Rule 5605(b)(2), our independent directors have meetings throughout the year at which only they are present.

Board Committees

Our Board has established the following committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Our Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing committees as of March 27, 2014 is provided in the following table.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Executive Committee

Donald DeCarlo	X		X	*	X	*
Susan Fisch	X
Abraham Gulkowitz	X	*
George Karfunkel							X
Michael Karfunkel			X		X		X
Jay Miller			X		X
Barry Zyskind							X	*

*	Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, internal audit and internal control functions, appoints our independent public accounting firm and approves its services. One of its functions is to assure that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions. The Audit Committee also assures that appropriate action is taken on the recommendations of the independent public accountants. Our Audit Committee Charter, which describes all of the Audit Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each member of the Audit Committee meets the independence standards contained in the NASDAQ’s listing standards and that Mr. Gulkowitz and Ms. Fisch meet the independence requirements contained in Rule 10A-3(b)(1) of the Exchange Act. As permitted by Exchange Act Rule 10A-3(b)(1), we rely upon an exemption with respect to Mr. DeCarlo’s independence given his membership on the board of directors of NGHC, one of our affiliates. Mr. DeCarlo otherwise meets the independence requirements of Exchange Act Rule 10A-3(b)(1) for both entities and the Board determined that Mr. DeCarlo’s service on NGHC’s board of directors did not, and would not, materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Exchange Act Rule 10A-3. In addition, the Board has determined that Mr. Gulkowitz qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and applicable NASDAQ listing standards.

The Audit Committee met eight times in 2013.

Compensation Committee

The Compensation Committee reviews and determines, together with the other directors if directed by the Board of Directors, the compensation of our named executive officers and reviews and approves employment and severance agreements with our named executive officers. The Compensation Committee also administers the grant of equity awards under our 2010 Omnibus Incentive Plan, administers the grant of performance-based compensation pursuant to the Amended and Restated 2007 Executive Performance Plan and establishes and reviews policies relating to the compensation and benefits of our employees and consultants. As permitted by the terms of our 2010 Omnibus Incentive Plan, the Compensation Committee has delegated authority to our Chief Executive Officer to designate individuals (employees who are not officers) who will receive equity awards upon initial hire and the size of such awards, up to a limited number of shares.

Final compensation decisions are made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined solely by the Compensation Committee (with Michael Karfunkel abstaining from any vote related to our Chief Executive Officer’s compensation).

Our Compensation Committee Charter, which describes all of the Compensation Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Compensation Committee met two times in 2013.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and nominates members of the Board of Directors, develops and recommends to the Board of Directors a set of corporate governance principles applicable to it, and oversees the evaluation of the Board of Directors and management.

Our Nominating and Corporate Governance Committee Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy.

The Nominating and Corporate Governance Committee met one time in 2013.

Executive Committee

The Executive Committee has responsibilities that include exercising the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors and deciding issues from time to time delegated by the Board of Directors.

The Executive Committee did not take any action on behalf of the Board of Directors in 2013.

Special Committee

On April 25, 2013, the Board established a special committee, consisting of two independent directors, Mr. Gulkowitz and Ms. Fisch, to evaluate a potential sale of one of our wholly-owned subsidiaries, Personal Express Insurance Company (the “Special Committee”). The Board recognized the possibility that NGHC, a related party, might be interested in the acquisition. The Special Committee was authorized, among other things, to take any and all actions necessary and advisable in connection with the potential sale of Personal Express Insurance Company, including, without limitation, the review, consideration, evaluation, negotiation and effectuation of any possible transaction, and to retain, at our expense, such financial, legal and other advisors as it deemed appropriate. The Special Committee retained its own independent legal counsel and a financial advisor. The Special Committee met 20 times during 2013. Working with its legal and financial advisors, the Special Committee oversaw a broad-based auction process that culminated, on November 4, 2013, with their recommendation of the sale of Personal Express Insurance Company to Integon National Insurance Company, a wholly-owned subsidiary of NGHC, as more fully described in “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

During 2013, Mr. Zyskind, our President, Chief Executive Officer and a director, was appointed to NGHC’s board of directors. He is not a member of NGHC’s compensation committee. Mr. Michael Karfunkel, who is a member of our Compensation Committee, is the chairman, president and chief executive officer of NGHC. As discussed above under “— Board Committees — Compensation Committee,” the other members of our Compensation Committee are Mr. DeCarlo, who is the chairman of the committee, and Mr. Miller, who served as our Secretary prior to 2005 and received no compensation for his service.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the independence, skills, characteristics and experience of potential candidates for election to the Board and recommends nominees for director to the full Board for election. In considering candidates for the Board, the Committee assesses the overall composition of the Board taking into account its representation of skills, backgrounds, diversity and contacts in the insurance industry or other industries relevant to our business. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Committee does, at a minimum, assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and Committee matters. While neither the Committee nor the Board has a formal policy with respect to the consideration of diversity in identifying director nominees, they do consider diversity when evaluating potential Board nominees. They consider diversity to include race, gender and national origin, as well as differences in viewpoint, background, experience and skills.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Committee also assesses the contributions of those directors recommended for re-election and other perceived needs of the Board. In 2014, this process resulted in the Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this proxy statement and proposed for election by you at the Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, AmTrust Financial Services, Inc., 59 Maiden Lane, 43rd Floor, New York, New York 10038. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration.

Oversight of Risk Management

We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. During 2013, our Chief Risk Officer was directly responsible for our enterprise risk management function and reported to our Chief Financial Officer, and for this purpose, directly to the Audit Committee. The Chief Risk Officer identifies, measures, aggregates and manages key risk exposures within predetermined tolerance levels across the entire organization. Additionally, the Chief Risk Officer develops a process to ensure we optimize capital allocation and have sufficient capital to withstand stressed economic conditions. The Chief Audit Executive provides advice, consulting services on risk and control and promotes the development of a common language, framework and understanding of risk. In fulfilling their risk management responsibilities, the Chief Risk Officer and Chief Audit Executive work closely with members of senior management, including the Chief Operating Officer, Chief Financial Officer, Head of Information Risk Management, Chief Legal Officer, General Counsel, Treasurer, and our Internal Audit department.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of our enterprise risk management function. In that regard, the Chief Risk Officer, Chief Audit Executive and Head of Information Risk Management meet with the Audit Committee several times a year to discuss the risks facing us, highlighting any new risks that may have arisen since they last met. The Audit Committee challenges methods, assumptions and reviews key reporting metrics.

Leadership Structure

We have separate individuals serving in the roles of Chairman of the Board and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full board. This structure is appropriate to our business because it reflects the industry experience, vision and energy brought to the Board of Directors by our founder, Mr. Michael Karfunkel, and the day-to-day management direction under Mr. Zyskind. The Board’s role in risk oversight does not have any effect on the Board’s leadership structure.

Code of Business Conduct and Ethics

All directors, officers, and employees must act ethically at all times and in accordance with our Code of Business Conduct and Ethics. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of NASDAQ. Our Code of Business Conduct and Ethics is posted on the Investor Relations section of our website (www.amtrustgroup.com) and is available in print to any shareholder who requests a copy. We will disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website.

Shareholder Communications

Shareholders and other interested persons may contact the non-management directors individually or as a group by writing to such director(s) at AmTrust Financial Services, Inc., c/o Corporate Secretary, 59 Maiden Lane, 43rd Floor, New York, New York 10038. Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at the same address. The Corporate Secretary delivers all such communications to the addressee(s) set forth in the communication.

COMPENSATION OF DIRECTORS

We pay an annual retainer of $80,000 to each of our non-employee directors other than George Karfunkel and Michael Karfunkel. In addition to the annual retainer, each non-employee director other than Messrs. Karfunkel receives a fee of $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended via teleconference, and $1,000 for each committee meeting attended. Each non-employee director who chairs a committee also receives an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the Board chaired. We also reimburse our directors for reasonable expenses they incur in attending Board of Directors or committee meetings.

In 2013, Mr. Miller and Mr. DeCarlo earned an additional $72,500 and $100,000, respectively, for serving as directors on the boards of our subsidiaries. For their service on the Special Committee, Mr. Gulkowitz and Ms. Fisch were each paid a $40,000 retainer plus a $1,000 per meeting fee for each Special Committee meeting held on or after August 29, 2013.

In addition to the cash compensation described above, in 2013, the Compensation Committee, upon recommendation by the Nominating and Corporate Governance Committee, determined that each of the non-employee directors other than George Karfunkel and Michael Karfunkel would receive a grant of 3,000 restricted stock units (which was then adjusted to 3,300 upon the payment of our 10% stock dividend) that vest over a three-year period. We also grant an option to purchase 12,500 shares of our common stock to new directors upon their election to the Board. Each such option will fully vest one year after the date of grant and have an exercise price equal to the fair market value as of the date of the grant and will expire ten years from the date of the grant. George Karfunkel, Michael Karfunkel and Barry Zyskind do not receive any compensation for serving on our Board of Directors.

The following table sets forth compensation earned by the non-employee members of our Board of Directors during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Donald DeCarlo	$214,000	$104,214	$—	$318,214
Susan Fisch	148,000	104,214	—	252,214
Abraham Gulkowitz	161,000	104,214	—	265,214
George Karfunkel	—	—	—	—
Michael Karfunkel	—	—	—	—
Jay Miller	167,500	104,214	7,163	278,877

(1)	The amounts in this column reflect retainer fees, Board meeting fees and committee fees earned in 2013 for service on our Board of Directors and its committees and, with respect to Mr. DeCarlo and Mr. Miller, for service on the boards of directors of several of our subsidiaries, and with respect to Ms. Fisch and Mr. Gulkowitz, service on the Special Committee.

(2)	The dollar amounts represent the aggregate grant date fair value of awards of restricted stock units computed in accordance with FASB ASC Topic 718 as discussed in Note 15 to our consolidated financial statements for the year ended December 31, 2013. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant ($31.58) multiplied by the number of restricted stock units awarded to each director. Both the closing price and the number of restricted stock units have been adjusted to reflect our 10% stock dividend. At December 31, 2013, each of Messrs. DeCarlo, Gulkowitz and Miller and Ms. Fisch had 5,720 unvested restricted stock units. Unvested restricted stock units are forfeited upon termination of the director’s service; however, if the director’s termination of service is due to (i) retirement on or after his or her sixty-fifth birthday or, with our consent, on or after his or her fifty-fifth birthday; (ii) disability; or (iii) death, the restricted stock units become fully vested upon such termination of service. In addition, at December 31, 2013, the aggregate number of fully vested and exercisable option awards outstanding for each director was: Mr. DeCarlo — 21,689 shares; Ms. Fisch — 22,688 shares; Mr. Gulkowitz — 52,940 shares; and Mr. Miller — 173,940 shares.

(3)	During 2013, we paid for Mr. Miller’s spouse’s COBRA coverage.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock by each person or group known by us to own more than 5% of our common stock. Ownership percentages in this table and the following table are based on 75,320,865 shares of common stock outstanding as of March 27, 2014. All of the greater than 5% owners have sole voting and investment power over the shares of common stock listed, except as otherwise provided below.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Barry D. Zyskind 59 Maiden Lane, 43rd Floor New York, New York 10038	7,952,341 (1)	10.6%
George Karfunkel 59 Maiden Lane, 43rd Floor New York, New York 10038	18,138,946 (2)	24.1%
Michael Karfunkel 59 Maiden Lane, 43rd Floor New York, New York 10038	8,313,185 (3)	11.0%
Leah Karfunkel 59 Maiden Lane, 43rd Floor New York, New York 10038	10,029,637 (4)	13.3%

(1)	Mr. Zyskind holds 129,638 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 391,617 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 130,782 of these shares of common stock.
(2)	Mr. George Karfunkel holds 440,000 of these shares of common stock in a family trust for which he has sole voting and investment control. The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 7,927,660 of these shares of common stock.
(3)	The Hod Foundation, a charitable foundation controlled by Mr. Michael Karfunkel, owns 7,216,773 of these shares of common stock.
(4)	These shares of common stock are held in The Michael Karfunkel 2005 Grantor Retained Annuity Trust, of which Mrs. Karfunkel is the sole trustee. ACP Re, Ltd., an asset of the Trust that is 100% owned by ACP Re Holdings, LLC, holds 6,050,000 of these shares. ACP Re Holdings, LLC is owned 99.9% by The Michael Karfunkel 2005 Grantor Retained Annuity Trust.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock by each director, each person named in the Summary Compensation Table under “Executive Compensation,” and of all our directors and executive officers as a group as of March 27, 2014. For purposes of the table below, derivative securities that are currently exercisable or exercisable within 60 days of March 27, 2014 into common stock are considered outstanding and beneficially owned by the person holding the derivative securities for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. All of the directors and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
Donald T. DeCarlo	83,261	(1)	*
Susan C. Fisch	29,233	(1)	*
Abraham Gulkowitz	56,460	(1)	*
George Karfunkel	18,138,946	(2)	24.1%
Michael Karfunkel	8,313,185	(3)	11.0%
Jay J. Miller	177,460	(1)	*
Barry Zyskind	7,952,341	(4)	10.6%
Ronald E. Pipoly, Jr.	296,505	(1)	*
Max G. Caviet	302,060	(1)	*
Michael J. Saxon	361,628	(1)	*
Christopher M. Longo	468,860	(1)	*
All executive officers and directors as a group (15 persons)	36,439,213	(1)	47.7%

*	Less than one percent.
(1)	Includes shares the individuals have the right to acquire upon the exercise of options or the vesting of restricted stock units within 60 days of March 27, 2014: Mr. DeCarlo — 21,689 shares; Ms. Fisch — 22,688 shares; Mr. Gulkowitz — 52,940 shares; Mr. Miller — 158,815 shares; Mr. Pipoly — 27,838 shares; Mr. Caviet — 181,507 shares; Mr. Saxon — 152,322 shares; Mr. Longo — 371,943 shares; all executive officers and directors as a group — 1,146,487 shares.
(2)	The Chesed Foundation of America, a charitable foundation controlled by Mr. George Karfunkel, owns 7,927,660 of these shares of common stock.
(3)	The Hod Foundation, a charitable foundation controlled by Mr. Michael Karfunkel, owns 7,216,773 of these shares of common stock.
(4)	Mr. Zyskind holds 129,638 of these shares of common stock as a custodian for his children under the Uniform Transfers to Minors Act and 391,617 of these shares of common stock in a family trust for which he has sole investment control. The Teferes Foundation, a charitable foundation controlled by Mr. Zyskind, owns 130,782 of these shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports of ownership and changes of ownership of our common stock and derivative securities with the SEC. To our knowledge, based solely on our review of copies of reports furnished to us and written representations that no other reports were required, during fiscal year 2013, all Section 16(a) filing requirements applicable to our directors and executive officers and greater than 10% shareholders were timely met.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of BDO USA, LLP, independent accountants, to be our independent auditors for the fiscal year ending December 31, 2014. Although not required by our bylaws or otherwise, the Board of Directors is submitting the appointment to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain BDO USA, LLP, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if our shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our shareholders.

A representative of BDO USA, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Before making its recommendation to the Board for appointment of BDO USA, LLP, the Audit Committee carefully considered that firm’s qualifications as independent auditors for us, which included a review of BDO USA, LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed satisfaction with BDO USA, LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

Audit and Non-Audit Fees

Our Audit Committee approves the fees and other significant compensation to be paid to our independent auditors for the purpose of preparing or issuing an audit report or related work. Our Audit Committee also preapproves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent auditors, subject to the de minimis exceptions for non-audit services described in the Exchange Act. Our Audit Committee reviewed and discussed with BDO USA, LLP the following fees for services rendered for the 2013 and 2012 fiscal years and considered the compatibility of non-audit services with BDO USA, LLP’s independence. The following table presents the aggregate fees billed for professional services rendered to us by BDO USA, LLP, our principal auditors, and BDO International affiliate firms, for 2013 and 2012. Other than as set forth below, no professional services were rendered or fees billed by BDO USA, LLP or its international affiliates during 2013 and 2012.

BDO USA, LLP	2013	2012
Audit Fees (1)	$4,504,917	$2,852,352
Audit-Related Fees (2)	183,018	121,712
Tax Fees (3)	360,586	236,119
All Other Fees	—	—

Total	$5,048,521	$3,210,183

(1)	Audit fees relate to professional services rendered for: (i) the integrated audit of our annual financial statements and internal controls over financial reporting, (ii) the reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q, (iii) services performed in connection with filings of registration and proxy statements, (iv) review of correspondence with the SEC, and (v) the issuance of comfort letters.

(2)	Audit-related fees relate to the audits of service organization internal controls.

(3)	Tax fees relate to professional services rendered for: (i) tax compliance services, (ii) corporate due diligence and (iii) tax advice.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Exchange Act. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. In addition, from time to time, we may want the independent auditors to perform additional permitted services that the Audit Committee must pre-approve before the independent auditors can proceed with providing such services. In doing this, the Audit Committee has established a procedure whereby a BDO partner, in conjunction with our Treasurer/Senior Vice President of Finance, will contact the Audit Committee Chairperson and obtain pre-approval (verbally and via email) for such services, to be followed (where appropriate) by a written engagement letter confirming such arrangements, signed by both our Chief Executive Officer and Audit Committee Chairperson. In addition, all audit and permissible non-audit services in excess of 5% over the pre-approved cost level must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are independent directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes the oversight of our financial, accounting and reporting processes; our system of internal accounting and financial controls; and our compliance with related legal and regulatory requirements. The Audit Committee oversees the appointment, engagement, termination and oversight of our independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of our annual audit, overseeing our independent auditors’ audit work, reviewing and pre-approving any audit and non-audit services that may be performed by our independent auditors, reviewing with management and our independent auditors the adequacy of our internal financial and disclosure controls, reviewing our critical accounting policies and the application of accounting principles, and monitoring the rotation of partners of our independent auditors on our audit engagement team as required by law. The Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent auditors.

Each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC and NASDAQ for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards. Each Audit Committee member meets the NASDAQ’s financial literacy requirements, and the Board has further determined that Mr. Gulkowitz is an “Audit Committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and also meets the NASDAQ’s professional experience requirements. The Audit Committee acts pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and NASDAQ, which can be found on the Investor Relations section of our website (www.amtrustgroup.com).

We have reviewed and discussed the audited financial statements with management and with our independent auditors. We met with our independent auditors to discuss results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Accounting Oversight Board (the “PCAOB”). In addition, we received the written disclosures and the letter from the independent auditors pursuant to applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the independent auditors their independence, including a review of both audit and non-audit fees.

Based upon the review and discussions described in the preceding paragraph, we recommended to our Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

February 25, 2014	Abraham Gulkowitz (Chairman) Donald T. DeCarlo Susan C. Fisch

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Barry D. Zyskind	42	President, Chief Executive Officer and Director
Ronald E. Pipoly, Jr.	47	Executive Vice President and Chief Financial Officer
Max G. Caviet	61	President of AmTrust International Insurance, Ltd. (AIIL); Chief Executive Officer of AmTrust Europe, Ltd. (AEL)
Michael J. Saxon	55	Executive Vice President and Chief Operating Officer
Christopher M. Longo	40	Executive Vice President and Chief Information Officer
David H. Saks	47	Executive Vice President and Chief Legal Officer
Adam Karkowsky	39	Senior Vice President — Strategic Development and Mergers & Acquisitions
Harry C. Schlachter	57	Senior Vice President and Treasurer
Stephen B. Ungar	51	Senior Vice President, Secretary and General Counsel

Set forth below are descriptions of the backgrounds of each or our executive officers, other than Barry D. Zyskind, whose background is described above under “Proposal 1 — Election of Directors.”

Ronald E. Pipoly, Jr. joined the Company in 2001 and has been Chief Financial Officer since 2005. From 1993 to 2001, Mr. Pipoly served as Financial Analyst, Assistant Controller, and ultimately Controller at PRS Group, Inc., a property and casualty insurance holding company in Beachwood, Ohio. Mr. Pipoly began his career at Coopers and Lybrand, an accounting firm, where he worked from 1988 through 1993.

Max G. Caviet joined the Company in January 2003 and has been President of AIIL since 2003 and Chief Executive Officer of AEL since 2010. Mr. Caviet also serves as an officer and director of several of our subsidiaries. Mr. Caviet was President and Chief Executive Officer of Maiden Holdings, Ltd., an insurance company in which our principal shareholders have significant interests, from May 2007 until November 2008, and was a director of Maiden Holdings, Ltd. from May 2007 until April 2009. From 1994 to 2003, Mr. Caviet was Engineering and Underwriting Manager with Trenwick International Limited. From 1990 to 1994, Mr. Caviet was with Crowe Underwriting Agency Ltd. as its Engineering and Extended Warranty Underwriter. In 1982, Mr. Caviet joined CIGNA Insurance Company of North America (UK) Ltd. as a Senior Underwriter for Special Risks and was promoted to Engineering and Underwriting Manager. Between 1972 and 1982, Mr. Caviet was an underwriter and team leader, specializing in engineering risks, at British Engine Insurance Company.

Michael J. Saxon joined the Company in 2001 and has been Chief Operating Officer since 2005. Prior to joining the Company, he was Chief Claims Officer for Credit General Insurance Company, a property and casualty insurer. In 1984, Mr. Saxon began his career at Liberty Mutual, an insurance company. Thereafter, Mr. Saxon joined Progressive Insurance Company, where he held successively more responsible management positions in the Claims Department over an eight-year period.

Christopher M. Longo joined the Company in 2001 and has been Chief Information Officer since 2006. Previous to his employment with the Company, Mr. Longo performed a number of functions with Credit General Insurance Company including as a commercial lines underwriter, actuarial analyst and regulatory compliance officer.

David H. Saks, Chief Legal Officer, joined the Company in May 2009. From April 1999 to May 2009, Mr. Saks held a number of positions at American International Group, Inc., an insurance company. His responsibilities included overseeing the legal aspects of all of AIG’s domestic and international mergers and acquisitions, joint ventures and strategic investments. In addition, Mr. Saks was responsible for overseeing the legal aspects of AIG’s operations and systems, e-commerce, sourcing and real estate leasing. Mr. Saks began his career at Simpson Thacher & Bartlett, where he worked from December 1994 through March 1999.

Adam Karkowsky, Senior Vice President — Strategic Development and Mergers & Acquisitions, joined the Company in March 2011. Mr. Karkowsky also serves as an officer and director of several of our subsidiaries. From June 2009 to March 2011, Mr. Karkowsky was a mergers and acquisitions, insurance and business development consultant. From October 2005 to June 2009, Mr. Karkowsky served as President and Portfolio Manager for Hudson Equity Partners, a venture capital firm, and Chief Executive Officer of URS Group, LLC, an asset recovery company.

Harry C. Schlachter joined the Company in 2001 and has been Senior Vice President of Finance and Treasurer since 2007. In addition to his position as our Senior Vice President of Finance and Treasurer, Mr. Schlachter also serves as an officer and director of many of our subsidiaries. Mr. Schlachter began his career as Controller at Capri Optics Inc., and between 1982 and 1986 served as Tax Department Manager for Main Hurdman. From 1986 to 2000, he was at Saul N. Friedman & Co. where he held the position of Tax Partner. Mr. Schlachter is a Certified Public Accountant.

Stephen B. Ungar joined the Company in 2001 and has been Secretary since 2005 and General Counsel since 2001. Mr. Ungar also serves as an officer and director of many of our subsidiaries. From 1990 to 2001, Mr. Ungar served as Special Counsel and Managing Attorney with the State of New York Insurance Department. Between 1987 to 1990, Mr. Ungar was an associate at Hendler and Murray and Kroll and Tract in New York.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to the Board that the following Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.

March 27, 2014	Donald T. DeCarlo (Chairman) Michael Karfunkel Jay J. Miller

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our named executive officers during the last completed fiscal year.

Overview

The objectives of our executive compensation policy have been to retain the executives who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our executives to increase our overall profitability. To achieve these goals, we have strived to offer each executive an overall compensation package, which is simple, but competitive and retentive and a meaningful portion of which is tied to the achievement of specific objectives.

Our overall strategy is to compensate our named executive officers with a mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of stock options, performance shares, restricted stock or restricted stock units.

Our policy for setting compensation levels has focused on compensating our named executive officers at levels we believe, based on our independent research and gathering of data, are competitive for executives at companies of similar size and development operating in the industry, taking into account company performance. Compensation decisions have been made by our Chief Executive Officer in consultation with the Compensation Committee and the Board of Directors, other than with respect to the Chief Executive Officer’s compensation, which is determined solely by the Compensation Committee (with Michael Karfunkel abstaining from any vote related to our Chief Executive Officer’s compensation). In addition to frequent discussions between the Chief Executive Officer and the Board of Directors, we also gather market compensation data through negotiations related to newly hired executives.

We believe that the compensation levels for our named executive officers are competitive and do not encourage them to take unnecessary or excessive risks. We expect that as we continue to progress, our compensation policies will evolve to reflect our achievements and to remain competitive.

Executive Compensation

Our executive compensation policy includes the following elements:

Base Salary.    The base salaries we provide to our named executive officers are designed to provide an annual salary at a level consistent with individual experience, skill and contribution to our business. When setting base salary, we consider the totality of the circumstances with respect to each individual and do not adjust base salaries to arrive at a targeted percentile (whether at or above market) based on peer group data.

Pursuant to the terms of their respective employment agreements, the salaries of the named executive officers are reviewed on an annual basis and the ultimate decision on where to set the base salaries for our named executive officers is determined as described above under “Overview.” We set base salaries (other than the Chief Executive Officer’s) primarily based on our Chief Executive Officer’s recommendations and his assessment of each named executive officer’s individual performance and contribution to our overall profitability, and the operational performance of the segments or part of the business for which the named executive officer has responsibility. In evaluating these factors, Mr. Zyskind relies upon his independent judgment, data gathered from his discussions with newly hired employees and his knowledge of our industry to determine the ultimate amount of each named executive officer’s annual base salary, taking into account each person’s pivotal role in driving our growth-oriented business strategies, and then makes recommendations to our Compensation Committee. Messrs. Caviet, Saxon, Pipoly and Longo each received a salary increase effective March 5, 2013, but before then had not received salary increases since January 1, 2011 for Mr. Caviet and January 1, 2010 for Messrs.

Saxon, Pipoly and Longo. Mr. Zyskind’s salary has not changed since 2010. We believe our financial performance reflects the loyalty and team commitment of our named executive officers, who all have been with us at least ten years and who joined us at lower, and what we believe was below market, compensation levels that reflected our small size at that time. These key members of our management team are essential to our organization and their salary levels reflect our Chief Executive Officer’s determination of the appropriate compensation necessary to retain each of them. With respect to our Chief Executive Officer, his salary level also reflects his primary role in the growth of the Company.

Bonus.    We believe that bonuses should be dependent on and tied to our financial performance, and should only be paid in the event of superior performance. Our bonus policy is designed to reward each named executive officer for his contributions to our profitability for the fiscal year. Except for Mr. Pipoly, the employment agreements for our named executive officers specify the annual bonus targets for each executive. In March 2014, the Compensation Committee approved the bonus payments for Messrs. Pipoly, Caviet, Saxon and Longo for the 2013 fiscal year. During the course of the year, our Compensation Committee, without Mr. Michael Karfunkel, evaluates our performance against the criteria set forth in Mr. Zyskind’s employment agreement and during 2013 made bonus payments of $3,900,000 in the aggregate.

Annual profit bonuses paid to each named executive officer, other than Mr. Pipoly, are equal to a pre-determined percentage of profits, as set forth in their respective employment agreements described below. Each such named executive officer’s profit bonus is subject to an annual cap, based on a multiple of the officer’s base salary for the respective fiscal year, as set forth in their respective employment agreements described below. We increased the bonus caps for Messrs. Caviet, Saxon, Pipoly and Longo when we entered into the new employment agreements in 2010 and for Mr. Zyskind when we amended his employment agreement in March 2013 because we felt the prior bonus caps did not provide us with enough flexibility to reward these named executive officers for their contributions to our performance. In 2013, we increased salaries for Messrs. Caviet, Saxon, Pipoly and Longo, which effectively increased the annual cap on their respective profit bonuses. The bonus caps provide the named executive officers with more potential upside, but they have to produce, year after year, in order to achieve the full benefit. The annual profit bonuses for Messrs. Zyskind, Caviet, Saxon and Longo are subject to the Company meeting certain percentage increases over profit thresholds. Mr. Pipoly’s bonus is determined in a different manner (as described below) because we do not believe it would be appropriate for the Chief Financial Officer’s bonus to be directly based on our financial results. Each named executive officer is also eligible to receive a discretionary bonus, as determined by our Compensation Committee. The bonus payable to our named executive officers, other than Mr. Zyskind, can be paid in cash or stock options, restricted stock, restricted stock units or other form of equity, as determined by our Compensation Committee in its sole discretion, provided that no less than one-third of the bonus will be payable in equity. Mr. Zyskind’s annual profit bonus is payable only in cash, but he is eligible to receive special bonuses at the discretion of the Compensation Committee that could be payable in cash or equity.

Mr. Zyskind’s employment agreement provides an annual profit bonus equal to two percent (2%) of our pre-tax profits for the fiscal year, provided that our pretax profit equals or exceeds $75 million, subject to an annual cap of four times his base salary. Profit is defined in Mr. Zyskind’s employment agreement as our revenues less expenses, determined in accordance with generally accepted accounting principles on a consistent basis. Our pre-tax profits (“Net income attributable to AmTrust Financial Services, Inc.” before “provision for income taxes” in our financial statements) for fiscal year 2013 were $388.9 million, 2% of which is approximately $7.8 million. Therefore, Mr. Zyskind’s bonus was capped at four times his base salary ($3,900,000).

Mr. Caviet’s annual profit bonus is equal to ten percent (10%) of our pre-tax net operating income, exclusive of extraordinary items and investment income or loss, arising from specialty risk and extended warranty business written by us and our affiliates under the direct or indirect supervision of Mr. Caviet, as long as the profits are no less than 75% of the greater of the profits in the preceding calendar year or the base line profit from calendar year 2008. The profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times Mr. Caviet’s then current base salary if the “subject profits” are more than 110% of the profit target; (y) two times Mr. Caviet’s then current base salary if the “subject profits” are 110% or less, but greater than 100% of the profit target; and (z) Mr. Caviet’s then current base salary if the “subject profits” are 100% or less, but equal to or greater than 75% of the profit target. For fiscal year 2013, this amount was more than 100% but not in excess of 110% of the profit target of $36.3 million. Ten percent of the 2013 profits of $39.1 million ($3,906,804) exceeded the bonus cap for Mr. Caviet. Therefore, Mr. Caviet’s annual bonus was capped at two times his annual base salary ($1,823,154). In addition, the Compensation Committee, upon recommendation from our Chief Executive Officer, awarded Mr. Caviet a discretionary bonus of $300,000 in recognition of his role in the negotiation and integration of the Car Care (Plan) Holdings Limited and Sagicor Europe Limited acquisitions during 2013. Pursuant to the terms of his employment agreement, Mr. Caviet received two-thirds of his annual and discretionary bonuses in cash and one-third in restricted stock units.

The employment agreements for Mr. Saxon and Mr. Longo provide that the annual profit bonus will be equal to one percent (1%) of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. The profit bonus may not exceed the profit bonus cap, which is an amount equal to (x) three times the executive’s then current base salary if the “subject profits” are more than 110% of the profit target; (y) two times the executive’s then current base salary if the “subject profits” are 110% or less, but greater than 100% of the profit target; and (z) the executive’s then current base salary if the “subject profits” are 100% or less, but equal to or greater than 75% of the profit target. Subject profit is defined in Mr. Saxon’s and Mr. Longo’s employment agreements as our after tax net income, excluding investment gains and losses and extraordinary and non-recurring income. For fiscal year 2013, this amount was 141% of the profit target of $165.2 million. One percent of the 2013 profits of $232.6 million ($2,326,390) exceeded the bonus cap for both Mr. Saxon and Mr. Longo. Therefore, Mr. Saxon’s and Mr. Longo’s annual bonuses were capped at three times their respective annual base salaries ($2,100,000 for Mr. Saxon and $1,800,000 for Mr. Longo). Pursuant to the terms of their respective employment agreements, each of Mr. Saxon and Mr. Longo received two-thirds of their annual profit bonuses in cash and one-third in restricted stock units.

Mr. Pipoly’s employment agreement provides that his annual bonus will be equal to an amount comparable to our other senior executives, subject to a cap of three times his annual salary. In addition to the annual incentive bonus, under the terms of his employment agreement, Mr. Pipoly is also eligible for a discretionary bonus, as determined each fiscal year by the Compensation Committee. For fiscal year 2013, Mr. Pipoly’s bonus was $2,100,000, reflecting an annual bonus capped at three times his annual salary ($1,800,000) and, upon recommendation from our Chief Executive Officer, a discretionary bonus of $300,000. This bonus was comparable to the bonuses we paid to Mr. Caviet and Mr. Saxon and reflects Mr. Pipoly’s contribution to our growth, both organically and through acquisitions, as well as the resulting increase in the scope of his responsibilities and his contribution to our investor relations responsibilities. Pursuant to the terms of his employment agreement, Mr. Pipoly received two-thirds of his annual incentive and discretionary bonuses in cash and one-third in restricted stock units.

The bonuses awarded to each named executive officer for 2013 are shown below in the “Summary Compensation Table for Fiscal Year 2013” in the “Bonus,” “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns and in the “Grants of Plan-Based Awards for Fiscal Year 2013” table.

2012 Performance Share Award to CEO

Performance Share Award

In February 2012, in recognition of the leading role Mr. Zyskind plays in our growth and profitability and the milestones we achieved for fiscal year 2011 and the five-year period ended December 31, 2011, under Mr. Zyskind’s direction, in gross written premium, operating earnings, net income, return on equity, book value per share, and share price, the Compensation Committee approved a “target” performance share award of 302,500 performance shares (the “Performance Shares”). These Performance Shares were to be earned based upon our performance in return on equity (“ROE”) and operating income, as adjusted, for the 24-month period commencing January 1, 2012 and ending December 31, 2013, and would vest in two equal installments on December 31, 2014 and 2015. The amount of Performance Shares, like all outstanding awards under our 2010 Omnibus Incentive Plan (the “Plan”), was adjusted to reflect the 2012 and 2013 stock dividends.

The Compensation Committee designed the Performance Share award to reward Mr. Zyskind for tangible business results achieved during the 24-month period from January 1, 2012 through December 31, 2013 based on achieving ROE and Operating Income (as adjusted) (“Adjusted Operating Income”) goals. For Mr. Zyskind to achieve the performance criteria, we must have accomplished these goals within our traditional limitations on combined ratio, which may not exceed 95% for the two-year period ended December 31, 2013 (“Combined Ratio Limitation”). The Compensation Committee set target performance levels for this award of compounded ROE of 15% (based upon our traditional ROE goal) and aggregate Adjusted Operating Income of $353 million for the two-year period ended December 31, 2013. We must have achieved threshold performance of ROE equal to or in excess of 12%, and 24-month Adjusted Operating Income must have exceeded $318 million for the two-year period ended December 31, 2013, for Mr. Zyskind to receive any award of Performance Shares.

Operating income is a non-GAAP financial measure that we believe is a useful indicator of trends in our underlying operations because it provides a more meaningful representation of our earnings power than net income, the comparable GAAP financial measure. For purposes of this performance award, we will calculate Adjusted Operating Income as net income less: (a) gain or loss on life settlement contracts (exclusive of non-controlling interest, net of tax); (b) realized gains or losses on investments, net of tax; (c) gain or loss on investment in unconsolidated subsidiary, net of tax; (d) gain or loss on acquisitions, net of tax; (e) foreign currency gain or loss; and (f) non-cash amortization of intangible assets.

The Performance Share award provided for potential outcomes ranging from 0% of the target Performance Share award if Mr. Zyskind fails to meet either of the threshold performance requirements in two-year compounded annual ROE (12% compounded annually) or the two-year aggregate Adjusted Operating Income target ($318 million, as adjusted), or breaches the Combined Ratio Limitation, to 150% of the target Performance Share award (453,750 shares) for superior performance of two-year compounded annual ROE of 21% or more and Adjusted Operating Income of $459 million (130% of the two-year aggregate Adjusted Operating Income target) while staying within the Combined Ratio Limitation. The Compensation Committee established the targets for this Performance Share award consistent with our historic strategic approach of encouraging significant returns on stockholders’ equity of 15% or more, within a responsible approach to risk management. To arrive at the aggregate 24-month goal for Adjusted Operating Income, the Compensation Committee set operating income targets based on results for the year ended December 31, 2011, assuming 10% growth in each of 2012 and 2013.

On February 25, 2014, the Compensation Committee certified the level of achievement of the performance metrics with respect to the January 1, 2012 through December 31, 2013 performance period. Our two-year aggregate Adjusted Operating Income was $448.7 million and our compounded ROE was 20.1%. This performance entitled Mr. Zyskind to receive a performance share payout of 115% of target (return on equity >18%; Adjusted Operating Income >$406 million; and combined ratio < 95%).

The Performance Share award was settled in 347,875 shares of restricted stock that are subject to additional vesting conditions. The shares will vest 50% on December 31, 2014 and 50% on December 31, 2015, provided that Mr. Zyskind remains employed with or in service of the Company through each of these dates, respectively.

Amendments to 2010 Omnibus Incentive Plan

Although the Plan permitted the Compensation Committee to make cash-denominated performance awards of up to $6 million, it did not allow the Compensation Committee to make a performance award denominated in shares in excess of the restricted stock award made in February 2012. For this reason, we asked our shareholders to approve amendments to the Plan at our 2012 Annual Meeting of Shareholders. The amendments, as approved by our shareholders, allow us to achieve the objectives of our compensation strategy, as well as significant tax benefits.

2014 Equity Award to CEO

In February 2014, the Compensation Committee granted Mr. Zyskind a discretionary award of 250,000 restricted stock units (with a value at grant of approximately $9.5 million) pursuant to the Plan. The award was in recognition of our successful completion of significant domestic and foreign acquisitions in 2012 and 2013 that were not contemplated at the time of Mr. Zyskind’s 2012 performance share award. As a result of our acquisitions, we have significantly increased in size and complexity, nearly doubling our gross written premium from approximately $2.1 billion in 2011 to $4.1 billion in 2013, nearly doubling the number of employees, adding locations throughout the world, and becoming subject to additional regulatory regimes. Mr. Zyskind’s responsibilities have increased accordingly. The fair value of each restricted stock unit is equal to the closing market price of our common stock on March 5, 2014, which was the grant date for this award. The restricted stock units are subject to a four-year vesting schedule, vesting 25% on the first, second, third and fourth anniversaries of the grant date. Unvested restricted stock units have no voting rights and are not entitled to receive dividends.

Stock and Stock-Based Grants

Stock-based awards are a critical component of our executive compensation policy as equity ownership helps closely align our named executive officers’ interests to those of our shareholders. We established the Plan to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The Plan authorizes us to grant incentive stock options, non-qualified stock options, performance shares, restricted stock and restricted stock unit awards to our employees, officers, directors and consultants. All of our full-time employees are eligible to participate in the Plan at the discretion of our Compensation Committee, which oversees the administration of the Plan.

Restricted Stock.    The Compensation Committee has made, and may in the future elect to make, grants of restricted stock to our named executive officers. Under the Plan, unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the restricted stock vests on the each of the first four anniversaries of the grant date, based on continued employment. In addition, unvested restricted stock has both dividend and voting rights. As discussed above under “2012 Performance Share Award to CEO,” on February 25, 2014, the Compensation Committee certified the level of achievement of the performance metrics tied to Mr. Zyskind’s performance share award for the performance period from January 1, 2012 through December 31, 2013, resulting in the settlement of the award in 347,875 shares of restricted stock.

Restricted Stock Units.    The Compensation Committee has made, and may in the future elect to make, grants of restricted stock units to our named executive officers. Under the Plan, unless otherwise determined by the Board of Directors and provided in the award agreement, 25% of the restricted stock units vest on each of the first four anniversaries of the grant date, based upon continued employment. As discussed above under “Bonus,” on March 5, 2014, the Compensation Committee granted 18,546 restricted stock units to Mr. Caviet, 18,344 restricted stock units to Mr. Saxon, 18,344 restricted stock units to Mr. Pipoly, and 15,724 restricted stock units to Mr. Longo, which in each case represents one-third of each officer’s annual profit bonus and discretionary bonus for 2013.

In addition, in September 2013, the Compensation Committee granted Mr. Caviet a restricted stock unit award valued at $1.0 million (28,804 restricted stock units) in recognition of his exemplary, long-standing service to the Company. Mr. Caviet joined us in January 2003 soon after we had acquired International Insurance Services, Ltd., a non-rated insurance company with approximately $1 million in capital that wrote business in the Netherlands that was under-performing. We changed the name of that company to AmTrust International Underwriters Ltd. (AIUL), which is our Ireland-based insurance subsidiary. Mr. Caviet built a successful business based on his reputation in the marketplace, and AIUL made an underwriting profit during its first year of operation under Mr. Caviet’s direction of approximately $1 million. At the time, Mr. Caviet was based in

London and had three employees in Dublin. Mr. Caviet now has responsibility for a business unit with approximately 680 employees that writes over $1 billion in premium through four European insurance companies.

Retirement Plan.    We do not provide a qualified or non-qualified pension plan for our named executive officers. All of our U.S.-based employees who have been employed for at least six months, however, are eligible to participate in a defined contribution plan under Section 401(k) of the Internal Revenue Code. The plan allows eligible employees to defer up to 75% of their compensation to the plan on a pre-tax basis, subject to the applicable dollar limit set by the Internal Revenue Service. We make a Company contribution of up to 50% of an employee’s contribution to the plan, up to 6% of eligible compensation. We may also make discretionary profit sharing contributions to all participants in the Plan. No discretionary profit sharing contributions were made in 2013.

Change of Control and Severance Arrangements.    The employment agreements in effect for each of our named executive officers do not contain change of control provisions, nor do we maintain change of control agreements with any of our named executive officers. However, our form of award agreements for stock options, restricted stock, restricted stock units and performance shares allow the Compensation Committee, in its discretion, to accelerate the vesting of unvested awards upon a change of control. Mr. Zyskind’s and Mr. Caviet’s employment agreements, which are discussed in more detail below, provide certain severance benefits should they be terminated without cause and, with respect to Mr. Zyskind, should he terminate his employment agreement for good reason. Mr. Caviet’s severance benefits are tied to non-solicitation provisions. We do not provide any other severance benefits.

Perquisites and Other Benefits.    As a general matter, we limit the use of perquisites in compensating our senior management. We do, however, cover the full cost of health insurance premiums for Mr. Zyskind and his family and Mr. Caviet, and provide Mr. Caviet with individual life insurance and permanent health insurance coverage should he become disabled. We also reimburse Mr. Zyskind and Mr. Caviet for use of an automobile and related expenses. The amount of Mr. Zyskind’s and Mr. Caviet’s health and automobile benefits are shown below in the “Summary Compensation Table for Fiscal Year 2013.”

We also maintain a number of health and welfare programs to provide life, health and disability benefits to our employees. Other than with respect to the benefits we provide to Mr. Zyskind discussed above, our named executive officers in the U.S. participate in these plans on the same terms as other U.S. employees. In addition to the benefits discussed above, Mr. Caviet participates in the employee benefits offered for employees of our U.K. affiliates.

Other Compensation.    The employment agreements entered into with our named executive officers will remain in their current form until such time as the Board of Directors determines, in its discretion, that revisions are appropriate. In addition, we intend to continue to maintain our current benefits and perquisites for our named executive officers; however, the Board of Directors, in its discretion, may modify, amend or add to a named executive officer’s executive benefits or perquisites.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and to any of the other three most highly compensated executive officers (other than the Chief Financial Officer). Section 162(m) provides an exception to this deduction limit for performance-based compensation that meets certain requirements. Two types of compensation can qualify as performance-based compensation under Section 162(m): (i) annual bonuses and other incentive awards, if they are payable or vest based on achievement of objective performance goals under a plan that meets the Section 162(m) requirements, and (ii) stock options and stock appreciation rights, if they are granted under a shareholder approved plan that meets certain criteria. To the extent our compensation policy can be implemented in a manner that maximizes the deductibility of compensation we pay, the Compensation Committee seeks to do so, subject to the contractual obligations to executives in particular cases. However, the Compensation Committee reserves the right to provide compensation that would not qualify as performance-based if, in its sole discretion, doing so advances our business objectives.

2011 “Say on Pay” Vote

At our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our named executive officers, referred to as “say on pay.” In that vote, shareholders approved the compensation of our named executive officers, with over 99% of the shares voted on this matter casting votes in favor of our program. The Compensation Committee reviewed these results with management and with the full Board of Directors. Due to the strong level of shareholder support and the absence of specific shareholder concerns, the Compensation Committee determined that no specific actions were warranted as a result of the 2011 say on pay vote. Our next say on pay vote will occur at our 2014 Annual Meeting of Shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2013

The following table sets forth information with respect to the annual and long-term compensation earned in fiscal years 2013, 2012 and 2011 by our named executive officers. Our named executive officers include our chief executive officer, our chief financial officer and our three other most highly compensated executive officers. Historical stock awards and closing prices of our common stock on the date of grant reflect our 2012 and 2013 stock dividends.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (6)	Total ($)
Barry D. Zyskind	2013	$975,000	$—	$—	$3,900,000	$41,858	$4,916,858
President and	2012	975,000	—	14,177,500 (3)	2,925,000	43,417	18,120,917
Chief Executive Officer	2011	975,000	—	—	2,925,000	42,310	3,942,310

Ronald E. Pipoly, Jr.	2013	576,923	200,000	700,007	1,400,000 (5)	8,592	2,885,521
Executive Vice President,	2012	500,000	133,333	566,679	1,000,000 (5)	7,500	2,207,512
Chief Financial Officer	2011	500,000	—	500,092	1,000,000 (5)	7,350	2,007,442

Max G. Caviet	2013	870,142 (4)	200,000	1,707,790	1,415,436 (5)	51,750	4,245,118
President of AIIL; Chief	2012	731,666 (4)	—	713,282	1,426,410 (5)	32,145 (4)	2,903,503
Executive Officer of AEL	2011	697,059 (4)	—	580,207	1,160,356 (5)	30,304 (4)	2,467,926

Michael J. Saxon	2013	676,923	—	700,007	1,400,000 (5)	8,592	2,785,522
Executive Vice President,	2012	600,000	400,000	600,029	800,000 (5)	7,500	2,407,529
Chief Operating Officer	2011	600,000	—	569,961	1,139,887 (5)	7,350	2,317,198

Christopher M. Longo	2013	576,923	—	600,028	1,200,000 (5)	8,592	2,385,542
Executive Vice President,	2012	500,000	433,333	550,004	666,667 (5)	7,500	2,157,504
Chief Information Officer	2011	500,000	—	500,092	1,000,000 (5)	—	2,000,092

(1)	This column includes discretionary cash bonuses paid to Messrs. Pipoly and Caviet for 2013, and Messrs. Pipoly, Saxon and Longo for 2012.
(2)	Represents the aggregate grant date fair value of awards of restricted stock and restricted stock units computed in accordance with FASB ASC Topic 718 as discussed in Note 15 to our financial statements for the fiscal year ended December 31, 2013. The grant date fair value of these awards is equal to the closing price of our common stock on the date of grant (March 5, 2014 - $38.16; September 9, 2013 - $34.72; March 5, 2013 - $31.58; February 15, 2012 - $22.52) multiplied by the number of restricted stock units awarded to each named executive officer.
(3)	Represents the aggregate grant date fair value of awards of restricted stock and performance shares computed in accordance with FASB ASC Topic 718 as discussed in Note 15 to our consolidated financial statements for the year ended December 31, 2013. The grant date fair value of Mr. Zyskind’s restricted stock award is equal to the closing price of our common stock on the date of grant (February 15, 2012 - $22.52) multiplied by the number of shares of restricted stock awarded to Mr. Zyskind. The grant date fair value of Mr. Zyskind’s performance share award is equal to the closing price of our common stock on the date of grant (May 24, 2012 - $24.35) multiplied by the target number of performance shares awarded to Mr. Zyskind, which at December 31, 2012 we believed to be the probable outcome of the performance conditions. We did not incorporate any risk of forfeiture into the calculation. Mr. Zyskind ultimately achieved 115% of his target performance award, which would have made the grant date fair value $8,469,750.
(4)	Salary and all other compensation were paid in British pounds, but converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2013, 2012, and 2011, which was $1.657413, $1.625924 and $1.54902 to £1.00, respectively. All other amounts are paid in U.S. dollars.
(5)	As described in “Compensation Discussion and Analysis,” the amounts presented in this column represent the two-thirds cash portion of each named executive officer’s annual incentive bonus and discretionary bonus, if applicable. The remaining one-third of the annual incentive bonus and discretionary bonus, if applicable, was paid in restricted stock units and is presented in the “Stock Awards” column (see footnote 2).
(6)	The amounts in this column for Messrs. Pipoly, Saxon and Longo reflect matching contributions made by us under our 401(k) plan and employer-paid parking privileges. The amount shown in this column for Mr. Zyskind also includes matching contributions made by us under our 401(k) plan in the amount of $7,650, payments made by us for Mr. Zyskind’s use of an automobile in the amount of $12,000, the cost of health and dental coverage paid by us for Mr. Zyskind and his covered dependents in the amount of $21,845, and the annual premium paid by us for group life insurance coverage for the benefit of Mr. Zyskind’s beneficiaries in the amount of $363. The amount shown in this column for Mr. Caviet includes reimbursement of payments on an automobile leased by Mr. Caviet in the amount of $15,727, the cost of health and dental coverage paid by us for Mr. Caviet in the amount of $2,603, the annual premium paid by us for individual life insurance, permanent health insurance and travel insurance coverage for Mr. Caviet in the amount of $24,231, and $9,189 for serving as a director of our subsidiary, AmTrust Insurance Underwriters Limited.

Grants of Plan-Based Awards for Fiscal Year 2013

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($) (7)
			Threshold	Target	Maximum
Barry D. Zyskind
Annual Bonus(2)			$—	$1,500,000	$3,900,000	—	$—

Ronald E. Pipoly, Jr.
Annual Bonus(3)	3/5/14	2/25/14	—	—	1,800,000	18,344	700,007

Max G. Caviet
Discretionary RSU Grant(4)	9/9/13	9/9/13				28,804	1,000,075
Annual Bonus(5)	3/5/14	2/25/14	—	911,577	1,823,154	18,546	707,715

Michael J. Saxon
Annual Bonus(6)	3/5/14	2/25/14	—	700,000	2,100,000	18,344	700,007

Christopher M. Longo
Annual Bonus(6)	3/5/14	2/25/14	—	600,000	1,800,000	15,724	600,028

(1)	Each named executive officer’s employment agreement, other than Mr. Pipoly’s, provides for an annual bonus equal to a pre-determined percentage of the company’s profits. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further explanation of the calculation of these bonuses for 2013. For 2013, Messrs. Pipoly and Caviet each also received a discretionary bonus. Each named executive officer, other than Mr. Zyskind, received one-third of the bonus listed in this column of the table and the discretionary bonus in restricted stock units as shown in the “All Other Stock Awards” column of this table. For the portion of the annual and discretionary bonus paid in cash, see the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for Fiscal Year 2013.
(2)	Mr. Zyskind is entitled to an annual bonus of 2% of our pre-tax profits for the fiscal year, provided that our pre-tax profits equals or exceeds $75 million, which would give him a bonus in the amount of $1,500,000, and subject to a cap of four times his annual base salary, which would give him a bonus in the maximum amount of $3,900,000. For fiscal year 2013, our pre-tax profits were $388.9 million, so the maximum bonus Mr. Zyskind could receive was four times his annual base salary.
(3)	Mr. Pipoly’s annual bonus has no threshold or target, but cannot be more than three times his annual base salary. In 2013, one-third of Mr. Pipoly’s bonus was paid in restricted stock units.
(4)	On September 9, 2013, Mr. Caviet received a discretionary award of restricted stock units outside of the annual incentive bonus program. See “Compensation Discussion and Analysis — Executive Compensation — Stock and Stock-Based Grants — Restricted Stock Units.”
(5)	Mr. Caviet is entitled to an annual bonus of 10% of the pre-tax net operating income arising from the specialty risk and extended warranty business under his direct or indirect supervision, provided that the pre-tax net operating income equals or exceeds 75% of the greater of the profit for the preceding calendar year or the base line profit in 2008, subject to a cap of a multiple of Mr. Caviet’s annual base salary. Since the pre-tax net operating income arising from the specialty risk and extended warranty business under Mr. Caviet’s direct or indirect supervision for fiscal year 2013 was greater than 100% but not in excess of 110% of the pre-tax net operating income for the preceding calendar year, the cap for fiscal year 2013 was two times Mr. Caviet’s annual base salary, which was $1,823,154. In 2013, one-third of Mr. Caviet’s bonus was paid in restricted stock units.
(6)	Mr. Saxon and Mr. Longo are entitled to annual bonuses of 1% of our profits for the fiscal year, as long as the profit is no less than 75% of the greater of our profit for the preceding calendar year or our base line profit for fiscal year 2009. If the profits were equal to or greater than 75% of our profit for fiscal year 2012, Mr. Saxon and Mr. Longo would have been entitled to an annual bonus equal to their respective current annual salaries. Since the profits for fiscal year 2013 were greater than 110% of the profit for the preceding calendar year, both Mr. Saxon’s and Mr. Longo’s annual bonuses were capped at three times their respective current annual salaries, with one-third of the bonus paid in restricted stock units.
(7)	The grant date fair value of the restricted stock unit awards and performance award is equal to the closing price of our common stock on the date of grant, multiplied by the number of restricted stock units or performance shares granted to each named executive officer. The restricted stock units listed for Messrs. Pipoly and Caviet include one-third of each of their respective discretionary bonuses received for 2013.

Employment Agreements

Barry D. Zyskind

Under Mr. Zyskind’s employment agreement, dated as of January 1, 2005 and amended as of October 6, 2010 and March 22, 2013, Mr. Zyskind serves as our President and Chief Executive Officer. On December 31, 2012, Mr. Zyskind’s employment agreement renewed for a three-year term until December 31, 2015, at which time the employment agreement automatically renews for successive three-year terms, unless we or Mr. Zyskind provide 180 days’ written notice of an intention not to renew. His salary is subject to review by the Board of Directors or the Compensation Committee annually. For calendar year 2013, Mr. Zyskind received an annual base salary in the amount of $975,000. Mr. Zyskind is also entitled to an annual profit bonus equal to two percent (2%) of our pre-tax profit if certain financial goals are met, subject to a cap equal to four times his salary. Mr. Zyskind is also eligible to receive special bonuses at the discretion of the Board of Directors or the Compensation Committee and to participate in any long-term incentive compensation plan established for his benefit or in any such plan established for the benefit of our senior management. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further details regarding the calculation of Mr. Zyskind’s bonus.

If Mr. Zyskind’s employment terminates due to death or disability, his heirs are entitled to his salary payable for the remainder of his term of employment or one year, whichever is greater, at the rate in effect immediately before such termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits that have vested through the date of termination or to which he may then be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. If Mr. Zyskind’s employment terminates due to disability, he will be entitled to the compensation and benefits enumerated above, except that his salary shall be offset by the amount of any long-term disability insurance benefit we may have elected to provide for him.

We may terminate Mr. Zyskind’s employment for cause upon written notice to Mr. Zyskind at least 30 days prior to the intended termination. If Mr. Zyskind’s employment were terminated for cause, he would be entitled to his salary through the date of termination, any annual or special bonus earned or awarded through the date of termination, any deferred compensation under any incentive or other deferred compensation plan, any other compensation or benefits which may have vested through the date of termination or to which he then may be entitled according to the terms and conditions of each grant, plan or award and any reimbursements of expenses due him through the date of termination. “Cause” is defined in Mr. Zyskind’s employment agreement as (i) the conviction of a felony involving an act or acts of dishonesty on his part and resulting in gain or personal enrichment at our expense; (ii) willful and continued failure of Mr. Zyskind to perform his obligations under the employment agreement, resulting in demonstrable material economic harm to us; or (iii) Mr. Zyskind’s willful and material breach of the noncompetition and nonsolicitation provisions of the employment agreement to our demonstrable and material detriment.

If we terminate Mr. Zyskind’s employment without cause or if Mr. Zyskind terminates his employment with good reason, then Mr. Zyskind is entitled, in addition to the compensation and benefits specified in the paragraph above, to (i) a lump-sum payment equal to the salary payable to him for the remainder of his employment term at the rate in effect immediately before the termination; (ii) a lump-sum payment equal to the annual profit bonuses for the remainder of his term of employment (to be prorated for any partial fiscal year) equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination; (iii) continued participation, for the remainder of his term of employment, in all employee benefit plans or programs in which he was participating on the date of his termination; or, if such participation is prohibited, he shall be entitled to the after-tax economic equivalent of any such benefit which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually; (iv) continued payment of 100% of the cost of health insurance through our group health plan for himself, his spouse and dependent children; and (v) other benefits in accordance with our applicable plans and programs. “Good reason” is defined in Mr. Zyskind’s employment agreement as one of the following actions taken without Mr. Zyskind’s prior written consent or his acquiescence: (i) a reduction in his then current salary; (ii) a diminution, reduction or other adverse change in the level of bonus or incentive compensation opportunities, the applicable performance criteria and otherwise the manner in which the bonuses and incentive compensation are determined for Mr. Zyskind; (iii) our failure to pay Mr. Zyskind any amounts otherwise vested and due him hereunder or under any of our plans or policies; (iv) a diminution of Mr. Zyskind’s titles, position, authorities or responsibilities, including not serving on the Board of Directors; (v) the assignment of duties incompatible with Mr. Zyskind’s position of President; (vi) imposition of a requirement that Mr. Zyskind report other than to the full Board of Directors; or (vii) a material breach of the employment agreement by us that is not cured within 30 business days after written notification by Mr. Zyskind of such breach.

Mr. Zyskind has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. He also agreed that, upon termination of employment, other than a termination without cause or due to good reason, he will not solicit any of our customers or employees for one year after termination.

Ronald E. Pipoly, Jr.

Pursuant to Mr. Pipoly’s employment agreement, dated as of March 1, 2010 and amended as of March 1, 2012, he has agreed to serve as our Chief Financial Officer. Mr. Pipoly’s term of employment under his agreement continues until February 28, 2015, at which time the employment agreement will automatically renew for successive three-year terms, unless we or Mr. Pipoly provide 90 days’ written notice of an intention not to renew. In March 2013, Mr. Pipoly’s salary was increased from $500,000 to $600,000. Mr. Pipoly is entitled to a salary review each March during the term of his employment agreement. Mr. Pipoly is entitled to an annual bonus comparable to our other senior executives, subject to a cap equal to three time his then current salary. Mr. Pipoly is also entitled to other bonus payments in the discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Pipoly’s employment upon five days’ written notice; however, Mr. Pipoly will be entitled to receive his salary and any unreimbursed expenses following the disability termination date for a period that is the greater of one year or the remainder of the term of his employment agreement. In the event Mr. Pipoly dies during his term of employment, his heirs will be entitled to receive his salary following the date of death for a period that is the greater of one year or the remainder of the term of his employment agreement.

We may terminate Mr. Pipoly’s employment at any time for cause and, upon such an event, we will have no further compensation or benefit obligation to Mr. Pipoly after the date of termination. “Cause” is defined in Mr. Pipoly’s employment agreement as (i) habitual or gross negligence in the performance of his duties and responsibilities for us, including a failure to perform such duties and responsibilities, provided such performance or neglect is not corrected (assuming it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (ii) any material breach by Mr. Pipoly of the employment agreement or any other agreement with us or any of our affiliates to which Mr. Pipoly is a party, provided such performance or neglect is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us; (iii) breach of a fiduciary duty to us or failure to act in our best interests; (iv) the arrest (following an investigation of the facts that results in a determination by us of Mr. Pipoly’s culpability) of, conviction of, or admission by, Mr. Pipoly of a felony or crime involving moral turpitude, whether or not committed in the course of performing services for us; (v) the commission by Mr. Pipoly of any acts of moral turpitude, including the commission by Mr. Pipoly of embezzlement, theft or any other fraudulent act; or (vi) violation of our policies, provided such violation is not corrected (assuming a reasonable person would believe it is correctable) by Mr. Pipoly within twenty (20) business days after receipt of written notice from us.

Mr. Pipoly has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Pipoly has also agreed that upon termination of employment he will not compete with us for a period of one year following the date of termination and will not solicit any of our customers or employees or solicit any entity that has been contacted by us regarding a possible acquisition of that entity, for three years after termination.

Max G. Caviet

Under Mr. Caviet’s employment agreement, dated as of November 22, 2010, Mr. Caviet serves as one of our senior executives, as President and a director of our wholly-owned subsidiary, AIIL, and as an officer and director of other of our subsidiaries. On December 31, 2013, Mr. Caviet’s employment agreement renewed for a three-year term until December 31, 2016, at which time the employment agreement will automatically renew for successive three-year terms, unless we or Mr. Caviet provide 180 days’ written notice of an intention not to renew.

Pursuant to the employment agreement, in March 2013, Mr. Caviet’s annual base salary increased from £450,000 to £550,000. Mr. Caviet is entitled to an annual salary review each January during the term of his employment agreement. Mr. Caviet is entitled to an annual profit bonus equal to ten percent (10%) of the “subject profits” of the specialty risk and extended warranty business written by us and our affiliates under Mr. Caviet’s direct or indirect supervision, provided that the net pre-tax profit is no less than 75% of the profit target for that year. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further details regarding the calculation of Mr. Caviet’s bonus. Mr. Caviet may also receive other bonus payments determined at the sole discretion of the Board of Directors.

In the event of disability, we may terminate Mr. Caviet’s employment upon five days’ written notice; however, he will be entitled to receive his salary for a period that is the greater of one year or the remainder of the term of his employment agreement, his profit bonus earned through the disability termination date but not yet paid, and any unreimbursed expenses due him through the disability termination date. In addition, we must provide Mr. Caviet permanent health insurance, which is intended to provide benefits to him in the event of termination for disability, except that the amount of any salary we owe to Mr. Caviet will be offset by the amount of any insurance provided. In the event Mr. Caviet dies during his term of employment, his heirs will be entitled to receive his salary for the remainder of the term of his employment agreement or one year, whichever is greater, his profit bonus earned through his date of death but not yet paid to him, as well as any unreimbursed expenses due him through the date of termination.

If we terminate or do not renew Mr. Caviet’s employment for gross misconduct, we will not be obligated to pay any other compensation or benefits to Mr. Caviet after the date of termination. “Gross misconduct” is defined as (i) a material or serious breach of the agreement by Mr. Caviet, but only if such breach is not cured within 30 days following our written notice to Mr. Caviet of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly adversely affects our business or reputation or that of Mr. Caviet.

If we terminate or non-renew Mr. Caviet’s employment for any reason other than gross misconduct, he will be entitled to receive (i) his salary for a period of one year from the original expiration date of the term of employment, or one year from the effective date of termination or non-renewal, whichever is greater and (ii) his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the date of termination, through the expiration of such business, for a maximum period of five years from the date of termination.

If Mr. Caviet does not renew his employment agreement for the purpose of retirement (as defined under U.K. law), he will be entitled to his profit bonus on all specialty risk and extended warranty business written by us and our affiliates under his direct or indirect supervision through the end of the term of his employment agreement, through the expiration of such business, for a maximum period of five years from the end of the term of his employment agreement.

Mr. Caviet has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Caviet has also agreed that, upon termination of employment, he will not solicit any of our customers or employees or solicit any entity that has been contacted us regarding a possible acquisition of that entity, for two years after termination.

Michael J. Saxon

Pursuant to Mr. Saxon’s employment agreement, dated as of March 1, 2010 and amended as of March 1, 2012 and March 22, 2013, he has agreed to serve as our Chief Operating Officer. Mr. Saxon’s term of employment under this agreement continues until February 28, 2015, at which time the employment agreement will automatically renew for successive three-year terms, unless we or Mr. Saxon provide 90 days’ written notice of an intention not to renew.

In March 2013, Mr. Saxon’s salary was increased from $600,000 to $700,000. Mr. Saxon is entitled to a salary review each March during the term of his employment agreement. Mr. Saxon is entitled to an annual profit bonus, equal to one percent (1%) of our “profit” for the fiscal year, provided that the annual profit is no less than 75% of the greater of our profit for the preceding calendar year or the base line profit for the year ended December 31, 2009. See “Compensation Discussion and Analysis — Executive Compensation — Bonus” for further details regarding the calculation of Mr. Saxon’s bonus. Pursuant to the March 22, 2013 amendment to his employment agreement, “profit” no longer includes gains or losses on life settlement contracts (exclusive of non-controlling interest, net of tax).

The terms of Mr. Saxon’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr. Longo’s employment agreements.

Christopher M. Longo

Pursuant to Mr. Longo’s employment agreement, dated March 1, 2010 and amended March 1, 2012 and March 22, 2013, he has agreed to serve as our Chief Information Officer. Mr. Longo’s term of employment under this agreement continues until February 28, 2015, at which time the employment agreement will automatically renew for successive three-year terms, unless we or Mr. Longo provide 90 days’ written notice of an intention not to renew.

In March 2013, Mr. Longo’s salary was increased from $500,000 to $600,000. Mr. Longo is entitled to an annual salary review each March during the term of his employment agreement. Mr. Longo is entitled to an annual profit bonus that is calculated the same as Mr. Saxon’s annual bonus, including the change as a result of the March 22, 2013 amendment.

The terms of Mr. Longo’s employment agreement relating to termination in the event of disability, death, or at any time for cause, and the confidentiality, non-compete and non-solicit provisions in the employment agreement, are identical to those contained in Mr. Pipoly’s and Mr. Saxon’s employment agreements.

Risk Assessment of Compensation Policies and Procedures

Our Compensation Committee has reviewed our material compensation policies and practices applicable to our employees, including our named executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of our named executive officers as of December 31, 2013:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(1)	Market Value of Shares or Units or Stock that have not Vested ($)(2)
Barry D. Zyskind	—	$—	—	574,750	$18,788,578	(3)

Ronald E. Pipoly, Jr.	35,455	5.79	2/9/2016	46,948	1,534,730
	10,100	12.02	10/24/2017
	10,086	11.55	8/25/2018

Max G. Caviet	60,502	6.20	9/1/2016	82,983	2,712,714
	60,502	12.02	10/24/2017
	60,503	11.55	8/25/2018

Michael J. Saxon	51,856	5.79	2/9/2016	51,761	1,692,067
	60,502	12.02	10/24/2017
	60,502	11.55	8/25/2018

Christopher M. Longo	300,439	5.79	2/9/2016	45,365	1,482,982
	60,502	12.02	10/24/2017
	60,502	9.42	6/30/2019

(1)	Grantee Name	Grant Date	Number of Unvested Shares/Units	Vesting Schedule

	R. Pipoly	March 22, 2010	756	6.25% per quarter until fully vested on 3/22/14
	M. Caviet	March 22, 2010	1,133	6.25% per quarter until fully vested on 3/22/14
	M. Saxon	March 22, 2010	1,134	6.25% per quarter until fully vested on 3/22/14
	C. Longo	March 22, 2010	756	6.25% per quarter until fully vested on 3/22/14
	R. Pipoly	February 15, 2011	11,592	25% per year until fully vested on 2/15/15
	M. Caviet	February 15, 2011	11,137	25% per year until fully vested on 2/15/15
	M. Saxon	February 15, 2011	12,645	25% per year until fully vested on 2/15/15
	C. Longo	February 15, 2011	10,537	25% per year until fully vested on 2/15/15
	R. Pipoly	February 15, 2012	16,656	25% per year until fully vested on 2/15/16
	M. Caviet	February 15, 2012	19,323	25% per year until fully vested on 2/15/16
	M. Saxon	February 15, 2012	18,982	25% per year until fully vested on 2/15/16
	C. Longo	February 15, 2012	16,656	25% per year until fully vested on 2/15/16
	B. Zyskind	February 15, 2012	226,875	25% per year until fully vested on 2/15/16
	R. Pipoly	March 5, 2013	17,944	25% per year until fully vested on 3/5/17
	M. Caviet	March 5, 2013	22,586	25% per year until fully vested on 3/5/17
	M. Saxon	March 5, 2013	19,000	25% per year until fully vested on 3/5/17
	C. Longo	March 5, 2013	17,416	25% per year until fully vested on 3/5/17
	M. Caviet	September 9, 2013	28,804	25% per year until fully vested on 9/9/17

(2)	The value of restricted stock and restricted stock units that have not vested is calculated by multiplying the number of the non-vested shares and units by $32.69, the closing market price of our common stock at December 31, 2013.

(3)	The market value of Mr. Zyskind’s performance share award, granted on May 24, 2012, is based on his achievement of 115% of his “target” performance goals (347,875 restricted shares). The value of these performance shares that had not vested as of December 31, 2013 is calculated by multiplying the number of the non-vested performance shares by $32.69, the closing market price of our common stock at December 31, 2013. On February 25, 2014, the Compensation Committee certified the level of achievement of the performance metrics tied to Mr. Zyskind’s performance share award for the performance period from January 1, 2012 — December 31, 2013. The Compensation Committee settled Mr. Zyskind’s performance share award at 347,875 restricted shares, with 50% of such shares to vest on December 31, 2014 and the remaining 50% to vest on December 31, 2015.

Option Exercises and Stock Vested

The following table summarizes the exercise of stock options and the vesting of restricted stock and unit awards during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Barry D. Zyskind	—	$—	75,625	$2,270,837
Ronald E. Pipoly, Jr.	292,556	7,533,986	14,374	442,208
Max G. Caviet	—	—	16,546	512,710
Michael J. Saxon	158,039	4,367,601	17,186	531,940
Christopher M. Longo	115,500	3,519,466	13,846	426,354

(1)	The value realized on exercise of options is the number of options exercised multiplied by the excess of the fair market value of the underlying shares on the date of exercise over the exercise price.
(2)	The value realized on vesting of restricted stock and units is the number of shares of restricted stock or the number of units that vested multiplied by the fair value of our common stock on the date of vesting.

Potential Payments upon Termination or Change-In-Control

The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination for good reason, termination as a result of death or disability and termination as a result of retirement, as per their respective employment agreements. See “Executive Compensation — Employment Agreements” for a further discussion of the termination events. The potential payments to our named executive officers assume that the termination event occurs as of the last day of our fiscal year (December 31, 2013). All amounts provided for Mr. Caviet would be paid in British pounds, but for purposes of this table have been converted to U.S. dollars using the spot market currency exchange rate in effect on December 31, 2013, which was $1.657413 to £1.00. Since the Board of Directors has discretion as to whether or not to accelerate the vesting of unvested stock options and restricted stock awards granted under both the 2005 Equity Incentive Plan and the 2010 Omnibus Incentive Plan upon a change in control of the Company or upon retirement before a named executive officer’s sixty-fifth birthday, the financial effect of such events has not been included in this table. We do not include the financial effect of a termination for cause or gross misconduct (as defined in the named executive officer’s employment agreement) because the named executive officers are not entitled to any further compensation or benefits following such a termination.

Name and Principal Position	Without Cause		For Good Reason		Death		Disability		Retirement
Barry D. Zyskind
Salary Continuation/Bonus	$9,750,000	(1)	$9,750,000	(1)	$1,950,000	(3)	$1,950,000	(4)	$—
Benefits	851,955	(2)	851,955	(2)	—		—		—
Vesting of Stock Awards (7)	5,686,017	(5)	5,686,017	(5)	8,158,198		8,158,198		—
Ronald E. Pipoly, Jr.
Salary Continuation (6)	700,000		—		700,000		700,000		—
Vesting of Stock Awards (7)	—		—		542,327		542,327		—
Max G. Caviet
Salary Continuation/Bonus	18,042,533	(8)	—		2,734,731	(9)	2,734,731	(9)	14,396,244	(10)
Benefits	—		—		—		141,659	(11)	—
Vesting of Stock Awards (7)	—		—		849,613		849,613		—
Michael J. Saxon
Salary Continuation (6)	816,667		—		816,667		816,667		—
Vesting of Stock Awards (7)	—		—		605,871		605,871		—
Christopher M. Longo
Salary Continuation (6)	700,000		—		700,000		700,000		—
Vesting of Stock Awards (7)	—		—		520,768		520,768		—

(1)	This lump-sum benefit includes (i) Mr. Zyskind’s 2013 annual base salary provided through December 31, 2015 ($975,000 per year), and (ii) the annual profit bonuses through December 31, 2015, equal to the greater of the average of the bonuses awarded to him during the three fiscal years preceding the fiscal year of termination or the bonus awarded to him for the fiscal year immediately preceding termination ($3,900,000 per year).
(2)	This includes the costs for providing Mr. Zyskind with (i) continued participation through December 31, 2015 in all employee benefit plans or programs in which he was participating on December 31, 2013 or, if such participation is prohibited, the after-tax economic equivalent of any such benefit, which shall be determined by the lowest cost Mr. Zyskind would incur in obtaining such benefit individually, (ii) continued payment of 100% of the cost of health insurance through our group health plan for Mr. Zyskind, his spouse and dependent children (assuming average life expectancy), and (iii) other benefits in accordance with our applicable plans and programs.
(3)	This amount reflects Mr. Zyskind’s 2013 annual base salary provided through December 31, 2015.

(4)	This amount reflects Mr. Zyskind’s 2013 annual base salary provided through December 31, 2015 (which will be reduced by any long-term disability insurance benefit provided by us).
(5)	This amount reflects the vesting of 50% of Mr. Zyskind’s target performance share award in accordance with his award agreement for such performance shares. The value reported in this table is calculated by multiplying the number of the performance shares that would vest by $32.69, the closing market price of our common stock on December 31, 2013.
(6)	This amount reflects Mr. Pipoly’s, Mr. Saxon’s and Mr. Longo’s annual base salary as of December 31, 2013 provided through February 28, 2015 (which, in the case of disability, will be reduced by any long-term disability insurance benefit provided by us).
(7)	This amount includes the full vesting of unvested stock options and the vesting of restricted stock and restricted stock units that would have vested in the twelve months following the termination event in accordance with the named executive officers’ award agreements under the 2005 Equity Incentive Plan and the 2010 Omnibus Incentive Plan, as applicable. The value of unvested restricted stock and restricted stock units reported in this table is calculated by multiplying the number of the unvested shares of restricted stock and restricted stock units by $32.69, the closing market price of our common stock at December 30, 2013.
(8)	This amount includes (i) Mr. Caviet’s salary through December 31, 2017, and (ii) Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by the Company and its affiliates through December 31, 2013 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier. Mr. Caviet is entitled to this amount if we elect to non-renew or terminate Mr. Caviet’s employment for any reason other than gross misconduct. For the definition of gross misconduct, see the summary of Mr. Caviet’s employment agreement in “Executive Compensation — Employment Agreements.”
(9)	This amount reflects Mr. Caviet’s 2013 annual base salary provided through December 31, 2016 (which, in the case of disability, will be reduced by any long-term disability insurance benefit provided by us).
(10)	This amount includes Mr. Caviet’s profit bonus, for a period of five years, on all specialty risk and extended warranty business written by us and our affiliates through December 31, 2013 under the direct or indirect supervision of Mr. Caviet, assuming that such business does not terminate earlier.
(11)	If Mr. Caviet becomes disabled, we are required to provide permanent health insurance in accordance with his employment agreement. This dollar amount assumes average life expectancy.

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our shareholders with an advisory vote to approve named executive officer compensation as required by Section 14A(a)(1) of the Exchange Act. Section 14A(a)(1) was added to the Exchange Act in 2011 by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The advisory approval of named executive officer compensation is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory approval of named executive officer compensation is not a vote on our general compensation policies or compensation of our Board of Directors. The Dodd-Frank Act requires us to hold the advisory vote on named executive officer compensation at least once every three years. In 2011, our shareholders expressed a preference for triennial advisory votes on named executive officer compensation through an advisory vote on the frequency of shareholder advisory votes on named executive officer compensation. Upon consideration of the results of the advisory vote on the frequency of shareholder votes on named executive officer compensation, our Board of Directors determined that we would hold this vote every three years. Therefore, unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2017 annual meeting of shareholders.

As described in greater detail in our “Compensation Discussion and Analysis,” the objectives of our executive compensation programs are to retain the named executive officers who have been integral to our growth, to attract other talented and dedicated executives and to motivate each of our named executive officers to increase our overall profitability. We believe our overall compensation package, which is largely tied to our overall performance, is successful in achieving those objectives. We believe that the total amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, and aligns with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and longer-term equity-based incentives. We encourage all shareholders to carefully review the information provided in our “Compensation Discussion and Analysis,” compensation tables and related narrative disclosure.

Shareholders are being asked to vote on the following resolution:

RESOLVED, that the shareholders of AmTrust Financial Services, Inc. approve, on an advisory, non-binding basis, the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the company’s 2014 annual meeting proxy statement.

This advisory vote on named executive officer compensation is not binding on us, our Board of Directors or our Compensation Committee. However, the Board of Directors values the views of the shareholders on these important matters and will consider the result of the vote when determining future named executive officer compensation arrangements. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock cast in person or by proxy at the meeting. The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the company’s 2014 annual meeting proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as stated below, since the beginning of fiscal year 2013, no director, executive officer or security holder who is known to us to own of record or beneficially more than five percent of our common securities, or any member of the immediate family of such director, executive officer or security holder, had or will have a direct or indirect material interest in a transaction or series of transactions in which we are, or one of our subsidiaries is, a party and the amount involved exceeds $120,000.

We have adopted a policy that requires that all related party transactions be approved by our Audit Committee. In response to an annual questionnaire, we require directors, director nominees and executive officers to submit a description of any current or proposed related party transaction and provide updates during the year. In addition, we will provide the Audit Committee any similar available information with respect to any known transactions with beneficial owners of 5% or more of our voting securities. If management becomes aware of any transactions during the year, management presents such transactions for approval by the Audit Committee. In the event management becomes aware of any transaction that was not approved under the policy, management will present the transaction to the Audit Committee for its action as soon as reasonably practicable, which may include termination, amendment or ratification of the transaction. The Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of AmTrust and our shareholders, as is determined in good faith in accordance with its business judgment. Unless otherwise indicated below, each of these related party transactions was approved by our Audit Committee.

Maiden Agreements

We have various reinsurance and service agreements with Maiden Holdings, Ltd. (“Maiden”). Maiden is a publicly-held Bermuda insurance holding company (Nasdaq: MHLD) formed by Michael Karfunkel, George Karfunkel and Barry Zyskind, the principal shareholders, and, respectively, our chairman of the board of directors, a director, and our chief executive officer and director. As of December 31, 2013, our principal shareholders, Michael Karfunkel, Leah Karfunkel (wife of Michael Karfunkel and sole trustee of the Michael Karfunkel 2005 Grantor Retained Annuity Trust), George Karfunkel and Barry Zyskind, own or control approximately 6.2%, 7.6%, 9.4% and 5.1%, respectively, of the issued and outstanding capital stock of Maiden. Mr. Zyskind serves as the non-executive chairman of the board of Maiden’s board of directors. Maiden Insurance Company, Ltd (“Maiden Insurance”), a wholly-owned subsidiary of Maiden, is a Bermuda reinsurer. The following section describes our agreements in place with Maiden and its subsidiaries.

Quota Share Agreement

In 2007, we entered into a master agreement with Maiden, as amended, by which the parties caused our Bermuda subsidiary, AmTrust International Insurance, Ltd. (“AIIL”) and Maiden Insurance to enter into a quota share reinsurance agreement (the “Maiden Quota Share”), as amended, by which AIIL retrocedes to Maiden Insurance an amount equal to 40% of the premium written by our U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of our U.K. insurance subsidiary, AmTrust Europe Ltd. (“AEL”), net of commissions) and 40% of losses excluding certain business that we commenced writing after the effective date, including our European medical liability business discussed below, and risks, other than workers’ compensation risks and certain business written by our Irish subsidiary, AmTrust International Underwriters Limited (“AIU”), for which the AmTrust Ceding Insurers’ net retention exceeds $5.0 million (“Covered Business”).

On March 7, 2013, after receipt of approval from each of our and Maiden’s Audit Committee, we and Maiden executed an amendment to the Maiden Quota Share. The amendment provides that, effective January 1, 2013, AIIL receives a ceding commission of 31% of ceded written premiums with respect to all Covered Business other than retail commercial package business, for which the ceding commission remains 34.375%. With regards to the Specialty Program portion of Covered Business only, we will be responsible for ultimate net loss otherwise recoverable from Maiden Insurance to the extent that the loss ratio to Maiden Insurance, which shall be determined on an inception to date basis from July 1, 2007 through the date of calculation, is between 81.5% and 95% (the “Specialty Program Loss Corridor”). For the purposes of determining whether the loss ratio falls within the Specialty Program Loss Corridor, workers’ compensation business written in our Specialty Program segment from July 1, 2007 through December 31, 2012 is excluded from the loss ratio calculation.

The Maiden Quota Share was renewed through July 1, 2016 and will automatically renew for successive three-year terms unless either AIIL or Maiden Insurance notifies the other of its election not to renew not less than nine months prior to the end of any such three-year term. In addition, either party is entitled to terminate on thirty days’ notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AIIL or Maiden Insurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Insurance or the combined shareholders’ equity of AIIL and the AmTrust Ceding Insurers. During the year ended December 31, 2013, we recorded approximately $271.5 million of ceding commission as a result of this agreement.

European Quota Share

Effective April 1, 2011, we, through our subsidiaries AEL and AIU, entered into a reinsurance agreement with Maiden Insurance by which we cede to Maiden Insurance 40% of our European medical liability business, including business in force at April 1, 2011. The quota share had an initial term of one year and was renewed through March 31, 2015. The agreement can be terminated by either party on four months’ prior written notice. Maiden Insurance pays us a 5% ceding commission, and we will earn a profit commission of 50% of the amount by which the ceded loss ratio is lower than 65%. During the year ended December 31, 2013, we recorded approximately $5.6 million of ceding commission and did not earn any profit commission pursuant to this agreement.

Reinsurance Brokerage Agreement

Effective July 1, 2007, we, through a subsidiary, entered into a reinsurance brokerage agreement with Maiden. Pursuant to the brokerage agreement, we provide brokerage services relating to the Maiden Quota Share for a fee equal to 1.25% of reinsured premium. We recorded $17.5 million of brokerage commission (recorded as a component of service and fee income) during the year ended December 31, 2013.

Asset Management Agreement

Effective July 1, 2007, we, through a subsidiary, entered into an asset management agreement with Maiden, pursuant to which we provide investment management services to Maiden and its affiliates. As of December 31, 2013, we managed approximately $3.2 billion of assets related to this agreement. The investment management services fee is an annual rate of 0.20% for periods in which the average invested assets are $1.0 billion or less and an annual rate of 0.15% for periods in which the average invested assets exceed $1.0 billion. As a result of this agreement, we earned approximately $4.4 million of investment management fees (recorded as a component of service and fee income) for the year ended December 31, 2013.

Note Payable — Collateral for Proportionate Share of Reinsurance Obligation

In conjunction with the Maiden Quota Share, as described above, AIIL entered into a loan agreement with Maiden Insurance during the fourth quarter of 2007, whereby Maiden Insurance loaned to AIIL the amount equal to its quota share of the obligations of the AmTrust Ceding Insurers that AIIL was then obligated to secure. The loan agreement provides for interest at a rate of LIBOR plus 90 basis points and is payable on a quarterly basis. Advances under the loan are secured by a promissory note and totaled approximately $168.0 million as of December 31, 2013. We recorded approximately $2.6 million of interest expense during the year ended December 31, 2013. Effective December 1, 2008, AIIL and Maiden Insurance entered into a Reinsurer Trust

Assets Collateral agreement whereby Maiden Insurance is required to provide AIIL the assets required to secure Maiden’s proportionate share of AIIL’s obligations to our U.S. subsidiaries. The amount of this collateral as of December 31, 2013 was approximately $1.1 billion. Maiden retains ownership of the collateral in the trust account.

Other Reinsurance Agreements

Effective September 1, 2010, we, through our subsidiary, Security National Insurance Company (“SNIC”), entered into a reinsurance agreement with Maiden Reinsurance Company and an unrelated third party. Under the agreement, which expired on August 31, 2013 and is currently in run-off, SNIC cedes 100% of the gross liabilities produced under the Southern General Agency program to Maiden Reinsurance Company. SNIC receives a five percent commission on ceded written premiums. We ceded earned premium of approximately $402,000 and earned ceding commission of approximately $87,000 related to this agreement for the year ended December 31, 2013.

Fronting Arrangement with Maiden Specialty Insurance Company

Effective September 1, 2010, we, through our subsidiary, Technology Insurance Company (“TIC”), entered into a quota share reinsurance agreement with Maiden Specialty Insurance Company (“Maiden Specialty”) by which TIC assumes a portion (generally 90%) of premiums and losses with respect to certain surplus lines programs written by Maiden Specialty on our behalf (the “Surplus Lines Facility”). The Surplus Lines Facility enables us to write business on a surplus lines basis throughout the United States. During 2013, we utilized the Surplus Lines Facility for two programs for which Maiden Specialty receives a five percent ceding commission on all premiums ceded by Maiden Specialty to TIC. The Surplus Lines Facility shall remain continuously in force until terminated. We have obtained surplus lines authority for two of our insurance company subsidiaries, which has significantly decreased the need for the Surplus Lines Facility. As a result of this agreement, we assumed approximately $0.5 million of written premium during the year ended December 31, 2013. We recorded earned premium of approximately $0.9 million and incurred losses of approximately $0.4 million for the year ended December 31, 2013.

Excess of Loss Reinsurance with Maiden Reinsurance Company

In 2012, we, through our insurance company subsidiaries, entered into an excess of loss reinsurance arrangement with Maiden Reinsurance Company applicable to select automobile liability and general liability policies written in conjunction with a for-hire commercial automobile insurance program. This reinsurance arrangement allows our insurance company subsidiaries to offer $2.0 million limits, with the first $1.0 million of ultimate net loss from any one policy and any one loss occurrence to be retained by us. Maiden Reinsurance Company would be responsible for the amount of ultimate net loss from any one policy and any one loss occurrence over $1.0 million, but not to exceed $2.0 million. There is no aggregate limit on this reinsurance arrangement. During the year ended December 31, 2013, we wrote approximately $0.9 million of gross written premium related to this arrangement.

Senior Notes

In 2013, we, through a subsidiary, sold our 8.25% Senior Notes due 2041 (the “Notes”) issued by Maiden Holdings North America, Ltd., a subsidiary of Maiden, for approximately $13.0 million. The Notes were purchased for $12.5 million of an aggregate $107.5 million principal amount in 2011.

National General Holdings Corp. Investment

We have a strategic investment in National General Holding Corp. (“NGHC”). We formed NGHC with The Michael Karfunkel 2005 Grantor Retained Annuity Trust (the “Trust”) for the purpose of acquiring from GMAC Insurance Holdings, Inc. and Motor Insurance Corporation their U.S. consumer property and casualty insurance business, a writer of automobile coverages through independent agents in the United States. Its coverages include standard/preferred auto, RVs, non-standard auto and commercial auto. The acquisition included ten statutory insurance companies (the “NGHC Insurers”). From the time of the acquisition in 2010 until June 2013, Michael Karfunkel, individually, and the Trust owned 100% of NGHC’s common stock (subject to our conversion rights described below). Michael Karfunkel is our chairman of the board of directors and the father-in-law of Barry D. Zyskind, our chief executive officer. The ultimate beneficiaries of the Trust include Michael Karfunkel’s children, one of whom is married to Mr. Zyskind. In addition, Michael Karfunkel is the Chairman of the Board of Directors of NGHC.

Pursuant to the Amended Stock Purchase Agreement, NGHC issued and sold to us for an initial purchase price of approximately $53.0 million, which was equal to 25% of the capital initially required by NGHC, 53,054 shares of Series A Preferred Stock, which provided an 8% cumulative dividend, was non-redeemable and was convertible, at our option, into 21.25% of the issued and outstanding common stock of NGHC (the “Preferred Stock”). We had pre-emptive rights with respect to any future issuances of securities by NGHC and our conversion rights were subject to customary anti-dilution protections. We had the right to appoint two members of NGHC’s board of directors, which consists of up to six members. Subject to certain limitations, the board of directors of NGHC could not take any action at a meeting without at least one of our appointees in attendance and NGHC could not take certain corporate actions without the approval of a majority of its board of directors (including our two appointees).

On June 5, 2013, we converted our 53,054 shares of Preferred Stock into 42,958 shares of NGHC common stock, par value $0.01 per share, which became 12,295,430 shares of common stock after NGHC effected a 286.22:1 stock split on June 6, 2013. In addition, on June 5, 2013, NGHC declared our cumulative dividend of approximately $12.2 million on the Preferred Stock payable through that date. On June 6, 2013, NGHC issued 21,850,000 shares in a Rule 144A offering, which resulted in our ownership of 15.4% of the issued and outstanding common stock of NGHC. We realized a gain on sale of $8.6 million from the decrease in our ownership percentage of NGHC as a result of the stock issuance, which is included in equity in earnings of unconsolidated subsidiary.

We recorded approximately $11.6 million of income during the year ended December 31, 2013 related to our equity investment in NGHC.

Personal Lines Quota Share

In 2010, we entered into a quota share reinsurance agreement (“Personal Lines Quota Share”) among Integon National Insurance Company (“Integon”), lead insurance company on behalf of the NGHC Insurers, as cedent, and the Company, ACP Re, Ltd., and Maiden Insurance Company, Ltd., as reinsurers. The Personal Lines Quota Share provided that the reinsurers, severally, in accordance with their participation percentages, received 50% of the net premium of the NGHC Insurers and assumed 50% of the related net losses. We had a 20% participation in the Personal Lines Quota Share, by which we received 10% of the net premiums of the personal lines business and assumed 10% of the related net losses. The Personal Lines Quota Share provided that the reinsurers pay a provisional ceding commission equal to 32.0% of ceded earned premium, net of premiums ceded by the personal lines companies for inuring reinsurance, subject to adjustment to a maximum of 34.5% if the loss ratio for the reinsured business is 60.0% or less and a minimum of 30.0% if the loss ratio is 64.5% or higher. On August 1, 2013, we and our wholly-owned subsidiary, TIC, received notice from Integon that Integon was terminating, effective August 1, 2013, TIC’s participation in the Personal Lines Quota Share. The termination is on a run-off basis, meaning TIC will continue to receive net premiums and assume related net losses with respect to policies in force as of July 31, 2013 through the expiration of such policies. As a result of this agreement, we assumed approximately $65.8 million of business from the NGHC Insurers during the year ended December 31, 2013.

Master Services Agreement

We provide NGHC and its affiliates information technology development services in connection with the development and licensing of a policy management system at a cost that is currently 1.25% of gross premiums written of NGHC and its affiliates plus our costs for development and support services. In addition, we provide NGHC and its affiliates printing and mailing services at a per piece cost for policy and policy related materials, such as invoices, quotes, notices and endorsements, associated with the policies we process for NGHC and its affiliates on the policy management system. We recorded approximately $24.2 million of fee income for the year ended December 31, 2013 related to this agreement.

Asset Management Agreement

We manage the assets of NGHC and its subsidiaries for an annual fee equal to 0.20% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for the preceding quarter is $1.0 billion or less and 0.15% of the average aggregate value of the assets under management for the preceding quarter if the average aggregate value for that quarter is more than $1.0 billion. We managed approximately $801.0 million of assets as of December 31, 2013 related to this agreement. As a result of this agreement, we earned approximately $1.7 million of investment management fees for the year ended December 31, 2013.

Investment in Life Settlements; Acquisition of Luxembourg Reinsurance Companies

Since 2010, we have formed four entities, Tiger Capital, LLC, AMT Capital Alpha, LLC, AMT Capital Holdings, S.A. and AMT Capital Holdings II, S.A. (the “LSC Entities”), for the purpose of acquiring life settlement contracts and related premium finance loans. NGHC has a 50% interest in each of these entities, although ACP Re, Ltd. had a 50% interest in AMT Capital Holdings, S.A. for the first three months of 2013 until their interest was transferred to NGHC. Although we have a fifty percent interest in each of these entities, we provide certain actuarial and finance functions to the entities, for which NGHC and ACP Re, Ltd. receive a benefit. As a result of this arrangement, the LSC Entities collectively paid us $0.7 million for these services for the year ended December 31, 2013.

In addition, in 2012 and 2013, employees of our Unique Risk division assisted NGHC with its purchase of three Luxembourg reinsurance companies. We charge NGHC our actual costs for employee time incurred for the acquisition and management of these Luxembourg reinsurance companies, plus a commission. During the year ended December 31, 2013, we were paid fees of $0.9 million for these services. We billed fees of $1.1 million to NGHC in the first quarter of 2014 for services rendered during 2013.

800 Superior, LLC

In August 2011, we formed 800 Superior, LLC with a subsidiary of NGHC for the purposes of acquiring an office building in Cleveland, Ohio. We and NGHC each have a fifty percent ownership interest in 800 Superior, LLC. The cost of the building was approximately $7.5 million. We have been appointed managing member of the LLC. Additionally in conjunction with our 15.4% ownership percentage of NGHC, we ultimately receive 57.7% of the profits and losses of the LLC.

Additionally in 2012, NGHC entered into an office lease with 800 Superior, LLC for approximately 134,000 square feet. The lease period is for 15 years and NGHC paid 800 Superior, LLC approximately $2.3 million for the year ended December 31, 2013. One of our subsidiaries also leases from 800 Superior, LLC an equivalent amount of space in the Cleveland office building for the same term and same base rent per square foot.

Lastly, in September 2012, 800 Superior, LLC received $19.4 million in net proceeds from a financing transaction we and NGHC entered into with Key Community Development Corporation (“KCDC”) related to a capital improvement project for the office building owned by 800 Superior, LLC. We, NGHC and KCDC collectively made capital contributions (net of allocation fees) and loans to 800 Superior NMTC Investment Fund II and 800 Superior NMTC Investment Fund I LLC (collectively, the “Investment Funds”) under a qualified New Markets Tax Credit (“NMTC”) program. The NMTC program was provided for in the Community Renewal Tax Relief Act of 2000 (the “Act”) and is intended to induce capital investment in qualified lower income communities. The Act permits taxpayers to claim credits against their federal income taxes for up to 39% of qualified investments in the equity of community development entities (“CDEs”). CDEs are privately managed investment institutions that are certified to make qualified low-income community investments (“QLICIs”).

In addition to the capital contributions and loans from us, NGHC and KCDC, as part of the transaction, the Investment Funds received, directly and indirectly, proceeds of approximately $8.0 million through two loans originating from state and local governments of Ohio. These loans are each for a period of 15 years and have an average interest rate of 1.7% per annum. We and NGHC both serve as guarantors under these loans.

The Investment Funds then contributed the loan proceeds and capital contributions of $19.4 million to two CDEs, which, in turn, loaned the funds on similar terms to 800 Superior, LLC. The proceeds of the loans from the CDEs (including loans representing the capital contribution made by KCDC, net of allocation fees) will be used to fund the capital improvement project. As collateral for these loans, we granted a security interest in the assets acquired with the loan proceeds.

We and NGHC are each entitled to receive an equal portion of 49% of the benefits derived from the NMTCs generated by 800 Superior Investment Fund II LLC, while KCDC is entitled to the remaining 51%. The NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code. During this seven years compliance period, the entities involved are required to be in compliance with various regulations and contractual provisions that apply to the NMTC arrangement. Non-compliance with applicable requirements could result in the projected tax benefits not being realized and, therefore, could require us to indemnify KCDC for any loss or recapture of NMTCs related to the financing until such time as the obligation to deliver tax benefits is relieved. We entered into an agreement with NGHC whereby they have agreed to indemnify us for serving as guarantor under the NMTC arrangement and contribute their portion of any payments required.

Accident and Health Portfolio Transfer and Quota Share

Effective January 1, 2013, we, through one of our subsidiaries, entered into a Portfolio Transfer and Quota Share Agreement (the “A&H Quota Share”) with National Health Insurance Company (“NHIC”), a subsidiary of NGHC, related to the assumption by NHIC of our book of A&H business. Pursuant to the A&H Quota Share, NHIC assumed 100% of our loss and unearned premium reserves related to the book of A&H business, which total approximately $2.5 million. For the existing book of business, NHIC paid us a ceding commission equal to our acquisition costs and reinsurance costs of $0.5 million. In addition, we agreed to continue to issue policies with respect to certain programs assumed by NHIC and certain new A&H programs for such new policies, for which we will cede 100% of the premiums related to such policies, subject to a ceding commission of five percent plus our acquisition costs and reinsurance costs. We recorded approximately $0.6 million of ceding commission for the year ended December 31, 2013, related to the A&H Quota Share.

Sale of Personal Express Insurance Company

On November 11, 2013, we signed an agreement for the sale of Personal Express Insurance Company (“PEIC”) and its captive insurance agency Personal Express Insurance Services, Inc. (“PEIS” and, together with PEIC, the “Personal Express Companies”) to Integon National Insurance Company, a subsidiary of NGHC, for approximately $20 million, subject to certain adjustments. The Personal Express Companies are wholly-owned subsidiaries of Sequoia Insurance Company, which is one of our wholly-owned subsidiaries. PEIC is a regulated preferred personal lines insurance carrier and offers retail personal lines insurance products in California. The

Personal Express Companies offer three primary lines of direct-to-market personal insurance products: personal auto, homeowners and dwelling fire insurance. The sale of the Personal Express Companies is expected to close in the second quarter of 2014.

As discussed above under “Corporate Governance — Board Committees — Special Committee,” once we decided to pursue a sale of this subsidiary, and upon recognition of the possibility that NGHC, a related party, might be interested in purchasing the Personal Express Companies, our Board of Directors established a special committee of independent directors (the “Special Committee”) to evaluate and negotiate a potential sale of the Personal Express Companies and alternatives thereto. The Special Committee was authorized, among other things, to take any and all actions necessary and advisable in connection with the potential sale of the Personal Express Companies, including, without limitation, the review, consideration, evaluation, negotiation and effectuation of any possible transaction involving the Personal Express Companies and to retain, at our expense, such financial, legal and other advisors as it deemed appropriate. The resolutions confirming the Special Committee’s power and authority provided that no transaction involving the Personal Express Companies would be effected without a prior favorable recommendation of the Special Committee.

Pursuant to its authority, the Special Committee retained its own independent legal counsel and financial advisor to represent it in connection with the sales process. Over a four-month period, the Special Committee, with the assistance of its legal and financial advisors, contacted over 75 potential bidders, provided various potential bidders with a confidential information memorandum and facilitated due diligence calls and meetings between members of the Personal Express Companies’ management team and potential bidders. On November 4, 2013, the Special Committee, upon consideration of the proposed transaction and the alternatives thereto, including, but not limited to maintaining the Personal Express Companies as wholly-owned subsidiaries, and in consultation with its independent legal counsel and financial advisor, recommended the sale of the Personal Express Companies to a subsidiary of NGHC, on the terms and conditions negotiated by the Special Committee with the assistance of its independent counsel and financial advisor.

Corporate Office Lease Agreements

We have an office lease for our office space at 59 Maiden Lane in New York, New York from 59 Maiden Lane Associates, LLC, an entity that is wholly-owned by Michael Karfunkel and George Karfunkel. From January 2013 through May 2013, we leased 14,807 square feet of office space from this related party. In May 2013, we entered into a new lease in the same office building with the same related party for 39,992 square feet of office space. This new lease replaced the previous lease and extends through May 2023. We paid an aggregate of approximately $0.7 million for the year ended December 31, 2013 under these two lease agreements. In addition, we paid approximately $2.0 million to 59 Maiden Lane Associates, LLC for tenant improvements under the new lease.

In November 2012, we entered into an agreement for our office space in Chicago, Illinois with 135 LaSalle Property, LLC, an entity that is wholly-owned by entities controlled by Michael Karfunkel and George Karfunkel. The lease term is through November 30, 2022. This lease replaced an existing lease with another entity wholly-owned by the Karfunkels. We paid approximately $0.5 million for this lease for the year ended December 31, 2013.

Management Agreement with ACP Re, Ltd.

We provide investment management services to ACP Re, Ltd. at (i) an annual rate of 0.20% of the average value of ACP Re, Ltd.’s invested assets, excluding investment in AmTrust stock, for the preceding calendar quarter if the average value of such assets for the quarter was $1.0 billion or less, or (ii) an annual rate of 0.15% of the average value of ACP Re, Ltd.’s invested assets, excluding investment in AmTrust stock, for the preceding calendar quarter if the average value of such assets for the quarter was greater than $1.0 billion. During the three months ended March 31, 2013, we also provided accounting and administrative services to ACP Re, Ltd. for a monthly fee of $10,000. We managed approximately $109.5 million of assets as of December 31, 2013. We recorded approximately $0.2 million for these services for the year ended December 31, 2013.

Use of Company Aircraft

Our wholly-owned subsidiary, AmTrust Underwriters, Inc. (“AUI”), is a party to an aircraft time share agreement with each of Maiden and NGHC. The agreements provide for payment to AUI for usage of its company-owned aircraft and covers actual expenses incurred and permissible under federal aviation regulations, including travel and lodging expenses of the crew, in-flight catering, flight planning and weather contract services, ground transportation, fuel, landing and hanger fees, airport taxes, among others. AUI does not charge Maiden or NGHC for the fixed costs that would be incurred in any event to operate the aircraft (for example, aircraft purchase costs, insurance and flight crew salaries). During the year ended December 31, 2013, Maiden paid AUI approximately $38,000 and NGHC paid AUI approximately $140,000 for the use of AUI’s aircraft under these agreements.

In addition, for personal travel, Mr. Zyskind, our President and Chief Executive Officer and Mr. Michael Karfunkel, our Chairman of the Board, each entered into an aircraft reimbursement agreement with AUI and, since entering into such agreement, has fully reimbursed AUI for the incremental cost billed by AUI for their personal use of AUI’s aircraft. Mr. Zyskind reimbursed us approximately $74,000 for his personal use of AUI’s aircraft during the year ended December 31, 2013. Mr. Karfunkel reimbursed us approximately $55,000 during the year ended December 31, 2013 for his personal use of AUI’s aircraft.

Family Relationships

Tristan Caviet, son of Max Caviet, is employed as a special risk underwriter with AEL, one of our subsidiaries. Natalie Caviet, daughter of Max Caviet, is employed as a liability underwriter with AEL. Neither person is one of our executive officers. The compensation, perquisites and benefits we provide to them are substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. During the year ended December 31, 2013, Tristan Caviet earned a salary and bonus of £131,375 ($217,743) and Natalie Caviet earned a salary and bonus of £104,500 ($173,200). They are also eligible for equity awards on the same basis as other employees.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2015 Annual Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2015 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by us at 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attn: Corporate Secretary, on or before December 9, 2014, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2015 Annual Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 22, 2015. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including audited financial statements, is being sent to all our shareholders with this Notice of Annual Meeting of Shareholders and Proxy Statement on or about April 8, 2014.

Householding of Annual Meeting Materials

If you are a shareholder who has chosen “householding” of our proxy statements and annual reports, this means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: AmTrust Financial Services, Inc. 59 Maiden Lane, 43rd Floor, New York, New York 10038, Attn: Corporate Secretary, telephone 646-458-7913. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder.

Other Business

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

PROXY

AMTRUST FINANCIAL SERVICES, INC.

Annual Meeting of Shareholders to be held May 23, 2014

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephen Ungar and Barry D. Zyskind as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of AmTrust Financial Services, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 59 Maiden Lane, 43rd Floor, New York, New York 10038, on Friday, May 23, 2014 at 10:00 a.m. (Eastern Time), and at any adjournment, postponement or continuation thereof, as set forth on the reverse side of this proxy card.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

AMTRUST FINANCIAL SERVICES, INC.

May 23, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and annual report

are available at https://www.proxydocs.com/AFSI

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED FOR

DIRECTORS IN PROPOSAL 1 and “FOR” PROPOSALS 2 and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐ FOR ALL NOMINEES	O Donald T. DeCarlo
O Susan C. Fisch
O Abraham Gulkowitz
O George Karfunkel
O Michael Karfunkel
O Jay J. Miller
O Barry D. Zyskind

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of BDO USA, LLP as Independent Auditor for the year ending December 31, 2014.	☐	☐	☐

3. Advisory, non-binding approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure, set forth in the 2014 annual meeting proxy statement.

	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment, postponement or continuation thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

_____________________________	_______________	_____________________________	______________
Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.